As filed with the Securities and Exchange Commission on May 23, 2007
Registration No. 333-142085
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MASTEC, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	1623	65-0829355
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
(305) 599-1800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

SEE TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS LISTED ON FOLLOWING PAGE

Alberto de Cardenas, Esq.
Executive Vice President & General Counsel
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
(305) 599-1800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agents for Service)

It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

Barbara J. Oikle, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered	Price per Unit(1)	Offering Price(1)	Fee(2)(5)
7 5/8% Senior Notes due 2017	$150,000,000	100%	$150,000,000	$4,605
Guarantees of 7 5/8% Senior Notes due 2017(4)	$150,000,000	N/A (3)	N/A (3)	N/A (3)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act of 1933.

(2)	Calculated pursuant to Rule 457(f)(2) under the Securities Act of 1933.

(3)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable for the guarantees of the Notes being registered.

(4)	The entities listed on the Table of Subsidiary Guarantor Registrants on the following page have guaranteed the Notes being registered hereby.

(5)	Previously Paid

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

	State or Other
	Jurisdiction of	I.R.S. Employer	Primary Standard
	Incorporation or	Identification	Industrial
Name*	Organization	Number	Classification Code

Church & Tower, Inc.	Florida	65-0227979	1623
DirectStar TV, LLC	North Carolina	54-2074685	1623
MasTec Asset Management Company, Inc.	Nevada	65-0890226	1623
MasTec Brazil I, Inc.	Florida	65-0890223	1623
MasTec Brazil II, Inc.	Florida	65-0890224	1623
MasTec Contracting Company, Inc.	Nevada	04-3736337	1623
MasTec FC, Inc.	Nevada	65-1065702	1623
MasTec Latin America, Inc.	Delaware	65-0726671	1623
MasTec North America AC, LLC.	Florida	14-1943970	1623
MasTec North America, Inc.	Florida	65-0829357	1623
MasTec of Texas, Inc.	Texas	65-0874517	1623
MasTec Services Company, Inc.	Florida	65-0791004	1623
MasTec Spain, Inc.	Florida	65-0890231	1623
MasTec TC, Inc.	Nevada	65-1078507	1623
MasTec Venezuela, Inc.	Florida	65-0890232	1623

*	All subsidiary guarantors have the following principal executive office: c/o Mastec, Inc., 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 23, 2007

MasTec, Inc.

Offer to Exchange

7 5/8% Senior Notes due 2017 For a Like Principal Amount of
New 7 5/8% Senior Notes due 2017

MasTec, Inc. is offering to exchange up to $150,000,000 aggregate principal amount of registered 7 5/8% Senior Notes due 2017, or the “New Notes,” for a like principal amount of the outstanding, unregistered 7 5/8% Senior Notes due 2017, or the “Original Notes.” The terms of the New Notes are substantially identical to the terms of the Original Notes, except that the New Notes are registered under the Securities Act of 1933, as amended, or the “Securities Act,” and the transfer restrictions and registration rights and related additional interest provisions applicable to the Original Notes do not apply to the New Notes. The New Notes will represent the same debt as the Original Notes and we will issue the New Notes under the same indenture.

The exchange offer expires at 5:00 p.m., New York City time, on [          ], 2007, unless extended.

Terms of the Exchange Offer

•	All Original Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for New Notes.

•	You may withdraw tendered Original Notes at any time prior to the expiration of the tender offer.

•	The exchange of the Original Notes for the New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The New Notes

•	The New Notes are being offered in order to satisfy our obligations under the registration rights agreement entered in connection with the private offering of the outstanding Original Notes.

•	The New Notes will be our general senior unsecured obligations.

•	Substantially all of our domestic restricted subsidiaries will guarantee our obligations under the New Notes, including the payment of principal of, premium, if any, and interest on the New Notes. These guarantees of the New Notes will be senior unsecured obligations of the subsidiary guarantors. Additional subsidiary guarantors will be required to guarantee the New Notes, and the guarantees of the subsidiary guarantors will terminate, in each case in the circumstances described under “Description of the New Notes — Guarantees.”

•	No public market currently exists for the New Notes, and we do not intend to apply for listing on any securities exchange or to arrange for them to be quoted on any quotation system.

See “Risk Factors” beginning on page 8 for a discussion of matters that should be considered in connection with the exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is [          ], 2007

You should rely only on the information contained in this prospectus and in any other written communication authorized by us. We have not authorized anyone to provide you with different information, whether orally or in writing. We are not making an offer of these securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date printed on the front of this prospectus.

In this prospectus, the term “MasTec” refers to MasTec, Inc.; the term “Subsidiary Guarantors” refers to those subsidiaries of MasTec that guarantee the New Notes and the Original Notes; “we,” “us” and “our” refer to MasTec and its subsidiaries (including the Subsidiary Guarantors); and “Notes” refers to the Original Notes and the New Notes collectively.

DEALER PROSPECTUS DELIVERY OBLIGATION

Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for outstanding Original Notes where such outstanding Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission, or the SEC, allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended which we refer to as the Exchange Act, prior to the termination of the offering under this prospectus (other than any information furnished under Items 2.02, 7.01 or 9.01 of any Current Report on Form 8-K unless we specifically state in such Current Report on Form 8-K that such information is to be considered to be “filed” under the Exchange Act ):

•	Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 8, 2007;

•	Quarterly Report on Form 10-Q for the period ended March 31, 2007 filed with the SEC on May 2, 2007;

•	Our Definitive Proxy Statement filed with the SEC on April 27, 2007; and

•	Current Reports on Form 8-K filed on January 25, 2007, February 2, 2007, February 12, 2007, February 20, 2007 and April 20, 2007.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above and a copy of the indenture which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

MasTec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134
Telephone: (305) 599-1800

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than          , 2007. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act that registers the New Notes that will be offered in exchange for the Original Notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the New Notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our corporate website at http://www.mastec.com; however, unless incorporated by reference, neither that information nor any information contained on our website, is a part of this prospectus or any accompanying prospectus supplement.

FORWARD-LOOKING STATEMENTS

We are making this statement pursuant to the safe harbor provisions for forward-looking statements described in the Private Securities Litigation Reform Act of 1995. We make statements in this prospectus and in the documents that we incorporate by reference into this prospectus that are forward-looking. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “could,” “should,” “may,” “plan,” “seek,” “expect,” “believe,” “intend,” “target,”

“will,” “project” and similar expressions are intended to identify forward-looking statements. They also include statements regarding:

•	our future growth and profitability;

•	our competitive strengths; and

•	our business strategy and the trends we anticipate in the industries and economies in which we operate.

These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include:

•	economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in the industries we serve;

•	the ability of our customers to terminate or reduce the amount of work or in some cases prices paid for services under many of our contracts;

•	market conditions, technical and regulatory changes in our customers’ industries;

•	the highly competitive nature of our industry;

•	our ability to attract and retain qualified managers and skilled employees;

•	the seasonality and quarterly variations we experience in our revenue and profitability;

•	our dependence on a limited number of customers;

•	expectations concerning contingent events, including the expected outcome of claims, lawsuits and proceedings and our belief concerning regulatory compliance;

•	the outcome of our plans for future operations, growth and services, including backlog and acquisitions;

•	increases in fuel and labor costs;

•	the restrictions imposed by our credit facility and the Notes; and

•	the other factors referenced in this prospectus, including, without limitation, under “Risk Factors” and other information that is incorporated by reference from our Annual Report on Form 10-K.

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements. These and other risks are detailed in this prospectus, in the documents that we incorporate by reference into this prospectus and in other documents that we file with the SEC. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this prospectus to reflect future events or circumstances. We qualify any and all of our forward-looking statements by these cautionary factors.

SUMMARY

You should read the following summary together with the more detailed business information and consolidated financial statements and related Notes that are incorporated by reference into this prospectus. This prospectus may contain certain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties. Our actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in “Risk Factors.”

MASTEC, INC.

Our Company

We are a leading specialty contractor operating mainly throughout the United States and across a range of industries. Our core activities are the building, installation, maintenance and upgrade of communications and utility infrastructure. Our primary customers are in the following industries: communications (including satellite television and cable television), utilities and government. We provide similar infrastructure services across the industries we serve. Our customers rely on us to build and maintain infrastructure and networks that are critical to their delivery of voice, video and data communications, electricity and other energy resources.

We, or our predecessor companies, have been in business for over 70 years and as of December 31, 2006, operated through a network of approximately 200 locations and 9,260 employees. Our national footprint and ability to respond quickly and efficiently has resulted in longstanding relationships. For the years ended 2006 and 2005 and the three months ended March 31, 2007, 70.9%, 66.6% and 75.4%, respectively, of our revenues were derived under multi-year master service agreements and other service agreements. Our customers include some of the largest communication and utility companies in the United States, including DIRECTV®, Verizon Communications, BellSouth (now AT&T), EMBARQ, Progress Energy, Florida Power & Light, Qwest, TXU and Dominion Virginia Power.

For the years ended December 31, 2006 and 2005, and the three months ended March 31, 2007 we had revenue of $945.8 million, $848.0 million and $241.0 million, respectively. For the year ended December 31, 2006, 74.0%, 19.8% and 6.2% of our revenues were from our communications, utilities and government customers, respectively. For the three months ended March 31, 2007, 74.5%, 21.2% and 4.3% of our revenues were from our communications, utilities and government customers, respectively. Our 18-month backlog at March 31, 2007 was approximately $1.1 billion.

Company Information

We are incorporated under the laws of the State of Florida. Our principal executive offices are located at 800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134. Our telephone number is (305) 599-1800.

Summary of the Terms of the Exchange Offer

The following is a summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “Exchange Offer.”

Background	On January 31, 2007, we completed a private placement of $150,000,000 aggregate principal amount of the Original Notes. In connection with that private placement, we entered into a registration rights agreement for the Original Notes in which we agreed to, among other things, complete a registered exchange offer for the Original Notes. The registration rights agreement requires us to use our commercially reasonable efforts to cause this exchange offer to be completed by October 31, 2007. In the event this exchange offer is not completed by such date, we will be required to pay additional interest with respect to the Original Notes until the exchange offer is completed.

The Exchange Offer	We are offering to exchange the New Notes which have been registered under the Securities Act for a like principal amount of the outstanding, unregistered Original Notes. You may only tender Original Notes in integral multiples of $1,000 principal amount. See “The Exchange Offer — Terms of the Exchange Offer.”

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on [ ], 2007, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Withdrawal of Tender	You may withdraw your tender of Original Notes in the exchange offer at any time before the expiration of the exchange offer. Any Original Notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer. See “The Exchange Offer — Withdrawal of Tenders.”

Exchange Date	The date of acceptance for exchange of the Original Notes is the exchange date, which will be as soon as practicable following the expiration date of the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer.”

Issuance of New Notes	We will issue New Notes in exchange for Original Notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer — Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See “Exchange Offer — Conditions.”

Procedures for Tendering Outstanding Original Notes	If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding Original Notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. See “Exchange Offer — Procedures for Delivery.”

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you want to tender Original Notes in the exchange offer, you should contact the registered owner promptly and instruct the registered holder to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, before completing and executing the letter of transmittal and delivering your Original Notes, either make appropriate arrangements to register ownership of the Original Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See “Exchange Offer — Procedures for Tendering.”

Guaranteed Delivery Procedures	If you wish to tender your Original Notes, and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your Original Notes under the procedures described under “Exchange Offer — Guaranteed Delivery Procedures.”

Resales	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the New Notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act, if:

• you are not one of our “affiliates” as defined in Rule 405 under the Securities Act;

• you are acquiring the New Notes in the ordinary course of your business; and

• you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution of the New Notes.

If you are our affiliate, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the New Notes, or are not acquiring the New Notes in the ordinary course of your business, you will not be able to rely on the interpretations of the staff of the SEC, will not be permitted to tender Original Notes in the exchange offer and, in the absence of any exemption, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes.

Our belief that transfers of New Notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

If you are a broker-dealer and receive New Notes for your own account in exchange for Original Notes that you acquired as a result of market-making or other trading activity, you must acknowledge that you will deliver this prospectus in connection with any resale of the New Notes. See “Plan of Distribution.”

We do not intend to list the New Notes on any securities exchange or for quotation on an automated dealer quotation system. Accordingly, there can be no assurance that an active market will develop for the New Notes upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.

Consequences if You Do Not Exchange Original Notes	Original Notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes:

• except pursuant to an exemption from the requirements of the Securities Act;

• unless the Original Notes are registered under the Securities Act; or

• if neither such registration nor such exemption is required by law.

After the exchange offer is closed, we will no longer have an obligation to register the Original Notes. See “Risk Factors — If you do not exchange your Original Notes, they may be difficult to resell.”

Use of Proceeds	We will not receive any cash proceeds from the exchange or issuance of the New Notes in connection with the exchange offer. See “Use of Proceeds.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

Certain Tax Consequences	The exchange pursuant to the exchange offer will not be a taxable event for U.S. Federal income tax consequences. See “United States Federal Income Tax Consequences.”

Exchange Agent	U.S. Bank, National Association is serving as exchange agent in connection with the exchange offer. The address and telephone number of the exchange agent are set forth in the section entitled, “Exchange Offer — Exchange Agent.”

Summary Terms of the New Notes

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the New Notes. The New Notes will be identical in all material respects to the Original Notes for which they have been exchanged, except:

•	the New Notes will have been registered under the Securities Act, and thus the New Notes generally will not be subject to the restrictions on transfer applicable to the Original Notes or bear restrictive legends;

•	the New Notes will bear a different CUSIP number from the Original Notes;

•	the New Notes will not be entitled to registration rights; and

•	the New Notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuer	MasTec, Inc.

New Notes Offered	$150,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2017.

Maturity Date	The New Notes will mature on February 1, 2017.

Interest	The New Notes will bear interest from their issue date at a rate of 7 5/8% per annum.

Interest Payment Dates	We will pay interest on the New Notes on February 1 and August 1 of each year, beginning on August 1, 2007, and ending on the maturity date.

Optional Redemption	We may redeem the New Notes, in whole or in part, at any time on or after February 1, 2012. The initial redemption price is 103.813% of their principal amount, plus accrued and unpaid interest. The redemption price will decline each year after 2012 and will be 100% of their principal amount, plus accrued interest, beginning on February 1, 2015.

We may also redeem all or part of the New Notes at any time prior to February 1, 2012, at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus the Applicable Premium, as defined under “Description of the New Notes”, as of, and accrued and unpaid interest to, the redemption date.

We may redeem up to 35% of the principal amount of the New Notes prior to February 1, 2010 with the net cash proceeds of certain sales of our capital stock at 107.625% of the principal amount of the New Notes, plus accrued and unpaid interest, if any, to the date of redemption only if, after the redemption, at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding and the notice of redemption is mailed within 60 days of such sale of capital stock. See “Description of the New Notes — Optional Redemption.”

Change of Control	Upon a change of control, as defined under “Description of the New Notes,” we will be required to commence and consummate an offer to purchase all the New Notes then outstanding at a purchase price equal to 101% of their principal amount, plus accrued interest

(if any) to the payment date. We may not have sufficient funds available at the time of a change of control to repurchase the New Notes.

Guarantees	Substantially all of our domestic restricted subsidiaries existing on the issue date will guarantee the New Notes. In addition, our future wholly-owned domestic restricted subsidiaries, subject to certain exceptions, and certain future non-wholly-owned restricted subsidiaries, in each case, that guarantee any credit facility of MasTec or of any other restricted subsidiary will guarantee the New Notes. Each subsidiary guarantor will provide a guarantee of the payment of the principal, premium and interest on the New Notes on a senior unsecured basis.

Ranking	The New Notes will:

• be general senior unsecured obligations of MasTec;

• rank equal in right of payment with all existing and future unsubordinated indebtedness of MasTec;

• rank senior in right of payment to all existing and future subordinated indebtedness of MasTec;

• be effectively junior to all of the obligations, including trade payables, of the subsidiaries of MasTec (other than the subsidiary guarantors); and

• be effectively subordinated to all secured indebtedness of MasTec to the extent of the value of the assets securing such indebtedness.

The guarantees will:

• be general senior unsecured obligations of the subsidiary guarantors;

• rank equal in right of payment with all existing and future unsubordinated indebtedness of the subsidiary guarantors;

• rank senior in right of payment with all future subordinated indebtedness of the subsidiary guarantors; and

• be effectively subordinated to all secured indebtedness of the subsidiary guarantors to the extent of the value of the assets securing such indebtedness.

as of March 31, 2007:

• MasTec and the initial guarantors had $9.6 million of consolidated indebtedness outstanding, other than the Notes, substantially all of which would have been capital lease obligations which are generally secured by liens on the assets being leased and which would have been senior indebtedness, and

• Our subsidiaries that are not guarantors had approximately $13.3 million of liabilities outstanding.

In the years ended December 31, 2006 and 2005 and the three months ended March 31, 2007, our non-guarantor subsidiaries represented 3.6%, 3.5% and 3.5% of our consolidated revenues,

respectively, and 2.7%, (2.2)% and 9.0% of our consolidated income from continuing operations, respectively. At March 31, 2007, our non-guarantor subsidiaries had total assets of approximately $16.1 million.

Our Credit Agreement is secured by substantially all of the assets of MasTec and its subsidiaries. The New Notes will be effectively subordinated to such indebtedness to the extent of such security interests.

Certain Covenants	The indenture governing the New Notes limits our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional debt and issue preferred stock;

• create liens;

• pay dividends, acquire shares of capital stock, make payments on subordinate debt or make investments;

• place limitations on distributions from restricted subsidiaries;

• issue guarantees;

• issue or sell the capital stock of restricted subsidiaries;

• sell or exchange assets;

• enter into transactions with affiliates; and

• effect mergers.

These covenants are subject to a number of important exceptions and qualifications. Additionally, upon the first date that the Notes have investment grade ratings from Moody’s and S&P, we and our restricted subsidiaries will cease to be subject to certain of these covenants. See “Description of the New Notes.”

Absence of Public Market for the New Notes	The New Notes will generally be freely transferable but will be a new issue of securities for which there is currently no established market. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The placement agent in the private offering of the outstanding Original Notes has advised us that they currently intend to make a market in the New Notes. However, they are not obligated to do so and any market making with respect to the New Notes may be discontinued without notice. We do not intend to apply for a listing of the New Notes on any securities exchange or an automated dealer quotation system.

Risk Factors	See “Risk Factors” beginning on page 8 for a discussion of factors you should carefully consider before deciding to exchange your Original Notes for New Notes.

RISK FACTORS

You should carefully consider the risk factors set forth below as well as the Risk Factors contained in our most recent annual report on Form 10-K, as updated or supplemented by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K to the extent filed, each of which are incorporated herein by reference and all other information contained in or incorporated by reference in this prospectus, including our consolidated financial statements and related notes, before deciding to exchange the Original Notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the New Notes and the Exchange Offer

Our substantial debt could adversely affect our cash flow and prevent us from fulfilling our obligations under the New Notes.

We have a significant amount of debt currently outstanding. As of March 31, 2007, we had approximately $160.1 million of total debt.

Our substantial amount of debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the New Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and in the industries that we service;

•	place us at a competitive disadvantage compared with competitors that have less debt; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

In addition, a substantial portion of our available borrowings bear interest at variable rates. If market interest rates increase, variable-rate debt will create higher debt service requirements, which could adversely affect our cash flow. While we may enter into agreements limiting our exposure to higher interest rates, any such agreements may not offer complete protection from this risk.

Despite our current levels of debt, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial debt.

We may be able to incur additional debt in the future. The terms of our revolving credit facility and the indenture governing the New Notes will allow us to incur substantial amounts of additional debt, subject to certain limitations. If new debt is added to our current debt levels, the related risks we could face would be magnified.

Although these New Notes are referred to as “senior notes,” they will be effectively subordinated to our and the subsidiary guarantors’ secured debt.

The New Notes, and each guarantee of the New Notes, are unsecured and therefore will be effectively subordinated to any secured debt we, or the relevant guarantor, may incur to the extent of the value of the assets securing such debt. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the New Notes. The New Notes will be effectively subordinated to any borrowings under our revolving credit facility and our other secured debt.

Not all of our subsidiaries will guarantee the New Notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the New Notes.

The guarantors of the New Notes will not include all of our subsidiaries. In particular, one of our existing domestic subsidiaries and each of our existing subsidiaries that is a foreign subsidiary will not guarantee the New Notes. Additionally, our future restricted subsidiaries will only be required to guarantee the New Notes if they also guarantee any credit facility of MasTec or any other restricted subsidiary, they are not foreign subsidiaries, they are not receivables entities and they are wholly owned by us (subject to certain limited exceptions). Payments on the New Notes are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the New Notes, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. In 2006, our non-guarantor subsidiaries had revenues of approximately $33.7 million, or 3.6% of our consolidated 2006 revenues, and income from continuing operations before income taxes of approximately $1.0 million, or 2.7% of our consolidated 2006 income from continuing operations before income taxes. During the three month period ended March 31, 2007, our non-guarantor subsidiaries had revenues of approximately $8.4 million or 3.5% of our consolidated revenues for the first quarter of 2007, and income from continuing operations of approximately $0.6 million, or approximately 9.0% of our consolidated first quarter 2007 income from continuing operations before income taxes.

In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the New Notes will be effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables. As of March 31, 2007, our non-guarantor subsidiaries had approximately $13.3 million of liabilities outstanding.

MasTec, Inc. is a holding company and it may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payment on the New Notes.

MasTec, Inc. is a holding company and it conducts substantially all of its operations through its subsidiaries. Consequently, it does not have any income from operations and does not expect to generate income from operations in the future. As a result, its ability to meet its debt service obligations, including its obligations under the New Notes, substantially depends upon its subsidiaries’ cash flow and payment of funds to it by its subsidiaries as dividends, loans, advances or other payments. In addition, the payment of dividends or the making of loans, advances or other payments to MasTec, Inc. may be subject to regulatory or contractual restrictions.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the New Notes, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our revolving credit facility and our other debt agreements, including the indenture governing the New Notes, and other agreements we may enter into in the future. Specifically, we will need to maintain certain financial ratios. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our revolving credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the New Notes, or to fund our other liquidity needs.

Our credit agreements and the indenture governing the New Notes may restrict, or market or business conditions may limit, our ability to do some of these things.

The agreements governing our debt, including the New Notes and our revolving credit facility, contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the New Notes.

Our existing agreements impose and future financing agreements are likely to impose operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and

•	incur additional debt and issue preferred stock;

•	create liens;

•	redeem and/or prepay certain debt;

•	pay dividends on our stock or repurchase stock;

•	make certain investments;

•	engage in consolidations, mergers and acquisitions; and

•	make certain investments.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the New Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

The guarantees may not be enforceable because of fraudulent conveyance laws.

The guarantors’ guarantees of the New Notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors;

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor;

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes;

then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute a default under the indenture, which default would cause all outstanding New Notes to become immediately due and payable.

We believe that, at the time the guarantors initially incur the debt represented by the guarantees under the New Notes, the guarantors:

•	will not be insolvent or rendered insolvent by the incurrence;

•	will have sufficient capital to run our or their businesses effectively; and

•	will be able to pay obligations on the New Notes and the guarantees as they mature or become due.

In reaching the foregoing conclusions we have relied upon our analyses of internal cash flow projections and estimated values of the assets and liabilities of the guarantors. In addition, we have relied on a limitation to be contained in the guarantors’ guarantees that limits each guarantee as necessary to prevent it from constituting a fraudulent conveyance under applicable law; however, a court passing on these questions might not reach the same conclusions.

We may be unable to make a change of control offer required by the indenture governing the New Notes, which would cause defaults under the indenture governing the New Notes, our revolving credit facility and our other financing arrangements.

The terms of the New Notes will require us to make an offer to repurchase the New Notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the New Notes, plus accrued interest to the date of the purchase. The terms of our revolving credit facility will require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of your New Notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of New Notes or that restrictions in our revolving credit facility and other financing agreements will not allow the repurchases. See “Description of the New Notes — Repurchase of New Notes upon a Change of Control.”

An active public market may not develop for the New Notes, which may hinder your ability to liquidate your investment.

The New Notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or for quotation on an automated dealer quotation system. The placement agent in the private offering of the outstanding Original Notes has advised us that they currently intend to make a market in the New Notes. However, they are not obligated to do so and any market making with respect to the New Notes may be discontinued without notice.

The liquidity of any market for the New Notes will depend upon various factors, including:

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes;

•	the overall market for fixed income securities;

•	our financial performance and prospects; and

•	the prospects for companies in our industry generally.

As a result, we cannot assure you that an active trading market will develop for the New Notes. If no active trading market develops, you may not be able to resell your New Notes at their fair market value or at all.

If you do not exchange your Original Notes, they may be difficult to resell.

It may be difficult for you to sell Original Notes that are not exchanged in the exchange offer or that we do not accept for exchange, since any Original Notes not exchanged will continue to be subject to the restrictions on transfer described in the legend on the global security representing the outstanding Original Notes. These restrictions on transfer exist because we issued the Original Notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the Original Notes that are not exchanged for New Notes will remain restricted securities. Accordingly, those Original Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

You may not receive the New Notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the New Notes in exchange for your Original Notes only if you properly tender the Original Notes before expiration of the exchange offer. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the Original Notes for exchange. If you are the beneficial holder of Original Notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such Notes in the exchange offer, you should promptly contact the person through whom your Original Notes are held and instruct that person to tender on your behalf.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the New Notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires New Notes in the exchange offer for its own account in exchange for Original Notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the New Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

USE OF PROCEEDS

We will not receive cash proceeds from the issuance of the New Notes under the exchange offer. In consideration for issuing the New Notes for Original Notes as described in this prospectus, we will receive Original Notes in like principal amount. The Original Notes surrendered in exchange for the New Notes will be retired and cancelled.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges on a historical basis:

	Year Ended December 31,						Three Months Ended March 31,
	2006	2005	2004	2003	2002		2007	2006

Ratio of earnings to fixed charges	2.1x	1.6x	0.5x	0.3x	(3.4	)x	1.8x	1.4x

For the years ended December 31, 2004, 2003 and 2002, we had an earnings-to-fixed charges coverage deficiency of approximately $17.4 million, $20.8 million and $123.6 million, respectively.

Earnings included in the calculation of this ratio consist of income (loss) from continuing operations before adjusting for minority interest in consolidated subsidiaries or income or loss from equity investments plus fixed charges. Fixed charges included in the calculation of this ratio consist of interest expense, whether expensed or capitalized, and the interest portion of rental expense inherent in our operating leases.

SELECTED FINANCIAL DATA

The following table states our selected consolidated financial data, which has been derived from our audited consolidated financial statements which are incorporated herein by reference. The table reflects our consolidated results of operations for the periods indicated. The following selected consolidated financial data should be read together with our consolidated financial statements and notes thereto as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which are included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein.

	Year Ended December 31,									Three Months Ended March 31, (7)
	2006		2005		2004		2003	2002		2007	2006
	(In thousands, except per share amounts)

Statement of Operations Data
Revenue	$945,806		$848,046		$807,184		$712,212	$656,985		$240,996	$217,608
Costs of revenue, excluding depreciation	$813,406		$731,504		$719,282		$629,290	$586,854		$210,591	$190,738
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$38,915		$18,604		$(17,743)		$(20,791)	$(110,978)		$7,019	$4,120
Income (loss) from continuing operations	$38,915		$18,604		$(17,743)		$(20,791)	$(123,574)		$7,019	$4,120
Loss from discontinued operations, net of tax	$(89,263)		$(33,220)		$(31,694)		$(31,508)	$(12,982)		$(5,349)	$(8,344)
Net income (loss)	$(50,348	)(3)	$(14,616	)(2)	$(49,437	)(2)	$(52,299)	$(136,556	)(1)	$1,670	$(4,244	)(4)
Basic net income (loss) per share:
Continuing Operations	$0.61		$0.38		$(0.37)		$(0.43)	$(2.58)		$0.11	$0.07
Discontinued Operations	$(1.40)		$(0.68)		$(0.65)		$(0.66)	$(0.27)		$(0.08)	$(0.14)
Total basic net income (loss) per share	$(0.79)		$(0.30)		$(1.02)		$(1.09)	$(2.85)		$0.03	$(0.07)
Diluted net income (loss) per share:
Continuing Operations	$0.60		$0.37		$(0.37)		$(0.43)	$(2.58)		$0.11	$0.07
Discontinued Operations	$(1.37)		$(0.66)		$(0.65)		$(0.66)	$(0.27)		$(0.08)	$(0.14)
Total diluted net income (loss) per share	$(0.77)		$(0.29)		$(1.02)		$(1.09)	$(2.85)		$0.03	$(0.07)
Basic net income (loss) per share before cumulative effect of change in accounting principle	$(0.79)		$(0.30)		$(1.02)		$(1.09)	$(2.58)		$0.03	$(0.07)
Diluted net income (loss) per share before cumulative effect of change in accounting principle	$(0.77)		$(0.29)		$(1.02)		$(1.09)	$(2.58)		$0.03	$(0.07)

	December 31,					Three Months Ended March 31,
	2006	2005	2004	2003	2002	2007	2006
	(In thousands)

Balance Sheet Data
Working capital	$164,042	$135,069	$134,463	$113,360	$139,154	$184,527	$195,678
Property and equipment, net(5)(6)	$61,212	$48,027	$62,966	$85,832	$118,475	$63,607	$45,844
Total assets(6)	$646,113	$584,164	$600,523	$628,263	$622,681	$659,436	$655,023
Total debt(6)	$130,176	$200,370	$196,158	$201,665	$198,642	$160,089	$121,195
Total shareholders’ equity	$304,711	$179,603	$191,153	$215,818	$263,010	$311,303	$341,845

(1)	Includes charges of $12.2 million to reduce the carrying amount of certain assets held for sale and in use, and non-core assets, restructuring charges of $7.8 million, impairment of goodwill of $79.7 million, and provisions for bad debt totaling $14.8 million.

(2)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Years Ended December 31, 2005 and 2004 — Revenue, Costs of Revenue and General and Administrative Expenses” to our Annual Report on Form 10-K for the year ended December 31, 2006 for discussion of factors impacting our net loss for 2005 and 2004.

(3)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Years Ended December 31, 2006 and 2005 — Revenue, Costs of Revenue and General and Administrative Expenses” to our Annual Report on Form 10-K for the year ended December 31, 2006 for discussion of factors impacting our net loss for 2006.

(4)	See “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Comparison of Quarterly Results — Three Months Ended March 31, 2007 to Three Months Ended March 31, 2006” to our Quarterly Report on Form 10-Q for the quarter period ended March 31, 2007 for discussion of factors impacting our net loss for the three month period ended March 31, 2006.

(5)	During 2005, 2004 and 2003, we reduced capital expenditures for long-lived assets and placed greater reliance on operating leases to meet our equipment needs.

(6)	As of December 31, 2003 and 2002, these amounts include the assets and liabilities of discontinued operations of the state Department of Transportation projects, as we were unable to segregate such assets during those years. As of December 31, 2005 and 2004, the assets and liabilities of the state Department of Transportation projects have been reclassified to long-term assets held for sale and long-term liabilities related to assets held for sale and are not included.

(7)	On March 30, 2007, our Board of Directors voted to sell substantially all of our Canadian operations. Due to this decision, our operations in Canada have been accounted for as a discontinued operation for the three months ended March 31, 2007. Prior period amounts have not been restated as the results of these discontinued operations were not material to those previous periods. Future period’s financial statements, including those periods presented for comparative purposes, will show these operations accounted for as a discontinued operation. On April 10, 2007 we sold substantially all of our Canadian assets and liabilities.

DESCRIPTION OF THE NEW NOTES

The Original Notes were, and the New Notes will be, issued under the Indenture, dated as of January 31, 2007, among MasTec Inc., the Initial Subsidiary Guarantors, and U.S. Bank, National Association, as trustee (the “Trustee”). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or TIA. The Original Notes and the New Notes are hereinafter referred to collectively as the “Notes.”

The following is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms in the Indenture. We urge you to read the Indenture because it may contain additional information and it, and not this description, defines MasTec Inc.’s obligations and your rights as holders of the Notes. A copy of the Indenture is available upon request from MasTec Inc. and has also been publicly filed as an exhibit to one of our Exchange Act reports. For purposes of this “Description of the New Notes,” the term “Issuer” or “MasTec” means MasTec, Inc. and its successors under the Indenture, excluding its subsidiaries; the term “Notes” refers to both the Original Notes and the New Notes that will be exchanged for Original Notes in the exchange offer; and we refer to each of MasTec, Inc. and each Subsidiary Guarantor individually as an “Obligor” and to MasTec, Inc. and all Subsidiary Guarantors collectively as “Obligors.”

General

The New Notes will be general senior unsecured obligations of MasTec up to $150.0 million aggregate principal amount. The New Notes will mature on February 1, 2017. Subject to the covenants described below under “ — Covenants” and applicable law, MasTec may issue additional Notes, or “Additional Notes” under the Indenture. Additional Notes may be issued in a public or private transaction with or without registration rights. The Original Notes, the New Notes offered hereby, and any Additional Notes will be treated as a single class for all purposes under the Indenture.

The New Notes will initially bear interest at 7 5/8% per annum. Interest on the Notes will be payable semiannually on February 1 and August 1 of each year, commencing August 1, 2007. Interest will be paid to Holders of record at the close of business on the January 15 or July 15 immediately preceding the interest payment date. Interest is computed on the basis of a 360-day year of twelve 30-day months on a U.S. corporate bond basis.

The Notes may be exchanged or transferred at the office or agency of MasTec in The Borough of Manhattan, The City of New York. Initially, the corporate trust office of the Trustee in The Borough of Manhattan, The City of New York will serve as such office. If you give MasTec wire transfer instructions, the Issuer will pay all principal, premium and interest on your Notes in accordance with your instructions. If you do not give MasTec wire transfer instructions, payments of principal, premium and interest will be made at the office or agency of the paying agent which will initially be the Trustee, unless MasTec elects to make interest payments by check mailed to the Holders.

The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and multiples of $1,000 in excess thereof. See “— Book-Entry; Delivery and Form.” No service charge will be made for any registration of transfer or exchange of Notes, but MasTec may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Optional Redemption

The Issuer may redeem the Notes, in whole or in part, at any time on or after February 1, 2012. The redemption price for the Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on February 1 of any year set forth below:

Redemption
Year	Price

2012	103.813%
2013	102.542%
2014	101.271%
2015 and thereafter	100.000%

In addition, at any time prior to February 1, 2010, MasTec may redeem up to 35% of the principal amount of the Notes with the Net Cash Proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of MasTec at a redemption price (expressed as a percentage of principal amount) of 107.625%, plus accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes originally issued on the Closing Date remains outstanding after each such redemption (excluding Notes held by MasTec and its Subsidiaries) and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

In addition, at any time prior to February 1, 2012, MasTec may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the redemption date, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

The Issuer will give not less than 30 days’ nor more than 60 days’ notice of any redemption. If less than all of the Notes are to be redeemed, selection of the Notes for redemption will be made by the Trustee:

•	in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or

•	if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

However, no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A New Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the Original Note.

Guarantees

Payment of the principal of, premium, if any, and interest on the Notes will be Guaranteed, jointly and severally, on an unsecured unsubordinated basis by each Restricted Subsidiary (other than a Foreign Subsidiary and GlobeTec Construction, LLC) existing on the Closing Date. In addition, each future Wholly Owned Restricted Subsidiary (or any Restricted Subsidiary that is not Wholly Owned if such Restricted Subsidiary guarantees other capital markets debt securities of MasTec or of any other Restricted Subsidiary) that Guarantees any Credit Facility of MasTec or of any other Restricted Subsidiary (other than a Foreign Subsidiary, a Receivables Entity and GlobeTec Construction, LLC) will Guarantee the payment of the principal of, premium, if any, and interest on the Notes.

The obligations of each Subsidiary Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable Federal or state laws. Each Subsidiary Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Subsidiary Guarantor or MasTec, as the case may be.

The Note Guarantee issued by any Subsidiary Guarantor will be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer to any Person (other than an Affiliate of MasTec) of Capital Stock of such Subsidiary Guarantor so that such Subsidiary Guarantor is no longer a Restricted Subsidiary, or upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in each case in compliance with the terms of the Indenture, or (2) the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Ranking

The Notes will:

•	be general senior unsecured obligations of MasTec;

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of MasTec;

•	rank senior in right of payment to all existing and future subordinated indebtedness of MasTec;

•	be effectively junior to all of the obligations, including trade payables, of the Subsidiaries of MasTec (other than Subsidiary Guarantors); and

•	be effectively subordinated to all secured indebtedness of MasTec to the extent of the value of the assets securing such indebtedness.

The Note Guarantees will:

•	be general senior unsecured obligations of the Subsidiary Guarantors;

•	rank equal in right of payment with all existing and future unsubordinated indebtedness of the Subsidiary Guarantors;

•	rank senior in right of payment with all future subordinated indebtedness of the Subsidiary Guarantors; and

•	be effectively subordinated to all secured indebtedness of the Subsidiary Guarantors to the extent of the value of the assets securing such indebtedness.

As of March 31, 2007, (i) MasTec and the Initial Subsidiary Guarantors had $9.6 million of consolidated indebtedness outstanding, other than the Notes, substantially all of which would have been capital lease obligations which are generally secured by Liens on the assets being leased and which would have been senior indebtedness and (ii) the Subsidiaries of MasTec that are not Subsidiary Guarantors had approximately $13.3 million of liabilities outstanding. The Credit Agreement is secured by substantially all of the assets of MasTec and its Subsidiaries. The Notes will be effectively subordinated to such indebtedness to the extent of such security interests.

In the years ended December 31, 2006 and 2005, our non-guarantor subsidiaries had revenues of approximately $33.7 million and $30.1 million, respectively, or 3.6% and 3.5% of our consolidated 2006 and 2005 revenues, respectively, and income (loss) from continuing operations before income taxes of approximately $1.0 million and $(0.4) million, or 2.7% and (2.2)% of our consolidated 2006 and 2005 income from continuing operations before income taxes, respectively. Similarly, at December 31, 2006, our non-guarantor subsidiaries had total assets of approximately $13.9 million. During the three month period ended March 31, 2007, our non-guarantor subsidiaries had revenues of approximately $8.4 million or 3.5% of our consolidated revenue for the first quarter of 2007, and income from operations of approximately $0.6 million, or approximately 9.0% of our consolidated first quarter 2007 income from continuing operations before income taxes. As of March 31, 2007, our non-guarantor subsidiaries had total assets of approximately $16.1 million.

Sinking Fund

There will be no sinking fund payments for the Notes.

Covenants

Overview

In the Indenture, MasTec has agreed to covenants that limit its and its Restricted Subsidiaries’ ability, among other things, to:

•	incur additional debt and issue preferred stock;

•	pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Restricted Subsidiaries;

•	issue or sell the capital stock of Restricted Subsidiaries;

•	issue guarantees;

•	sell or exchange assets;

•	enter into transactions with affiliates;

•	create liens; and

•	effect mergers.

In addition, if a Change of Control occurs, each Holder of Notes will have the right to require MasTec to repurchase all or a part of the Holder’s Notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

Covenant Termination

Upon the first date that:

(a) the Notes have Investment Grade Ratings from both Rating Agencies; and

(b) no Default or Event of Default has occurred and is continuing under the Indenture,

MasTec and its Restricted Subsidiaries will cease to be subject to the following provisions of the Indenture:

•	“Limitation on Indebtedness and Issuance of Preferred Stock”;

•	“Limitation on Restricted Payments”;

•	“Limitation on Dividend and Other Payment Restrictions Affected Restricted Subsidiaries”;

•	“Limitation on Transactions with Affiliates”;

•	“Limitation on Asset Sales”; and

•	clause (3) of the first paragraph of “Consolidation, Merger and Sale of Assets”;

in which event, each of MasTec’s Subsidiaries will become a Restricted Subsidiary.

Limitation on Indebtedness and Issuance of Preferred Stock

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness, and MasTec will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that MasTec may Incur Indebtedness (including, without limitation, Acquired Indebtedness), any Restricted Subsidiary may Incur Acquired Indebtedness, and any Subsidiary Guarantor may Incur Indebtedness or issue preferred stock if, after giving effect to the Incurrence of such Indebtedness or issuance of preferred stock and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio would be greater than 2.0:1.0.

Notwithstanding the foregoing, MasTec and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1) Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (together with refinancings, replacements or amendments thereof) not to exceed the greater of (a) $200.0 million less any amount of such Indebtedness permanently repaid as provided under the “Limitation on Asset Sales” covenant, or (b) the Borrowing Base of MasTec and its Restricted Subsidiaries on a consolidated basis;

(2) Indebtedness owed (A) to MasTec or any Subsidiary Guarantor that is not subordinated in right of payment to any other Indebtedness of MasTec or such Subsidiary Guarantor, as the case may be, or (B) to any other Restricted Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to MasTec or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if MasTec or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the Notes, in the case of MasTec, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(3) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance, repay, repurchase or refund, then outstanding Indebtedness (other than the Existing Notes and Indebtedness outstanding under clauses (1), (2), (6), (7) and (9) and any refinancings thereof) in an amount not to exceed the amount so refinanced, repaid, repurchased or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness, the proceeds of which are used to refinance, repay, repurchase or refund the Notes, or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or a Note Guarantee, shall only be permitted under this clause (3) if (x) in case the Notes are refinanced, repaid, repurchased or refunded in part or the Indebtedness to be refinanced, repaid, repurchased or refunded is pari passu with the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or the Note Guarantee, or (y) in case the Indebtedness to be refinanced, repaid, repurchased or refunded is subordinated in right of payment to the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee at least to the extent that the Indebtedness to be refinanced, repaid, repurchased or refunded is subordinated to the Notes or the Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced, repaid, repurchased or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced, repaid, repurchased or refunded and (c) such new Indebtedness is Incurred by MasTec or a Subsidiary Guarantor or by the Restricted Subsidiary that is the obligor on the Indebtedness to be refinanced, repaid, repurchased or refunded;

(4) Indebtedness of MasTec, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described under “Defeasance” or repay the Notes as described under “— Satisfaction and Discharge”;

(5) Guarantees of the Notes and Guarantees of Indebtedness of MasTec or any Restricted Subsidiary of MasTec by any other Restricted Subsidiary of MasTec; provided the Guarantee of such Indebtedness is permitted by and made in accordance with the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant;

(6) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(7) Indebtedness of MasTec or any of its Restricted Subsidiaries represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred by MasTec or any of its Restricted Subsidiaries for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property (real or personal), plant or equipment used or useful in a Permitted Business, in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (7), not to exceed 5.0% of MasTec’s Consolidated Net Assets at any time outstanding;

(8) Indebtedness incurred by a Foreign Subsidiary (or one or more Foreign Subsidiaries) in an aggregate amount at any time outstanding under this clause (8) not to exceed 50% of the Consolidated Net Assets of any such Foreign Subsidiary (or group of Foreign Subsidiaries, as applicable), provided, that after giving effect to the Incurrence of such Indebtedness and the application of the net proceeds therefrom, the Fixed Charge Coverage Ratio would be greater than 2.0:1.0;

(9) Indebtedness incurred in a Qualified Receivables Transaction that is without recourse to MasTec or to any other Subsidiary of MasTec or their assets (other than a Receivables Entity and its assets and, as to MasTec or any Subsidiary of MasTec, other than pursuant to Standard Receivables Undertakings) and is not guaranteed by any such Person;

(10) the Notes and the Note Guarantees Incurred on the Closing Date and other Indebtedness existing on the Closing Date; and

(11) additional Indebtedness of MasTec or any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (10) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $50.0 million.

(b) Notwithstanding any other provision of this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(c) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, (x) Indebtedness outstanding under the Credit Agreement on the Closing Date shall be treated as Incurred pursuant to clause (1) of the second paragraph of part (a) of this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant shall not be treated as Indebtedness. For purposes of determining compliance with this “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness referred to in clause (x) of the preceding sentence), including under the first paragraph of clause (a), MasTec, in its sole discretion, may classify, and from time to time may reclassify, such item of Indebtedness.

Limitation on Restricted Payments

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Capital Stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than MasTec or any of its Restricted Subsidiaries, (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of MasTec, (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of MasTec that is subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee (in each case, other than the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or at the final maturity thereof, in each case due within one year of the date of such purchase, repurchase or other acquisition) or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing,

(B) MasTec could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, or

(C) the aggregate amount of all Restricted Payments made after the Closing Date would exceed the sum of:

(1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which internal financial statements are available, plus

(2) the aggregate Net Cash Proceeds, and the fair market value of assets other than cash, received by MasTec after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of MasTec, including an issuance or sale permitted by the Indenture of Indebtedness of MasTec for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of MasTec, or from the issuance to a Person who is not a Subsidiary of MasTec of any options, warrants or other rights to acquire Capital Stock of MasTec (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus

(3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to MasTec or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee (except to the extent any amounts have been paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made after the Closing Date (and treated as a Restricted Payment) by MasTec or any Restricted Subsidiary in such Person or Unrestricted Subsidiary, plus

(4) the aggregate net cash proceeds received by MasTec from the issuance or sale after the Closing Date of Indebtedness that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the MasTec (excluding any such Indebtedness issued or sold to, or held by, MasTec or a Subsidiary), less the fair market value of any property (other than cash) distributed by MasTec or any Restricted Subsidiary upon any such conversion or exchange.

The foregoing provision shall not be violated by reason of:

(1) the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee, including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant;

(3) the repurchase, redemption or other acquisition of Capital Stock of MasTec or a Restricted Subsidiary (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of MasTec (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the Notes or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of MasTec (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(5) payments or distributions, to dissenting stockholders required by applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of MasTec that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of MasTec;

(6) Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of MasTec;

(7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(8) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock, or options, warrants or other rights to acquire shares of such Capital Stock, of the Issuer or any Restricted Subsidiary held by any current or former officer, director or employee of the Issuer or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or pursuant to any other agreement or plan approved by the Board of Directors of MasTec; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock, or options, warrants or other rights to acquire shares of such Capital Stock, may not exceed $3.0 million in any calendar year (with any unused amounts being carried forward to future periods, subject to a maximum of $6.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the net cash proceeds received by the Issuer from the sale of Capital Stock (other than Disqualified Stock) of MasTec (or options, warrants or other rights to acquire such Capital Stock) to members of management or directors of the Issuer and its Restricted Subsidiaries that occurs after the Closing Date (to the extent such cash proceeds have not otherwise been applied to the payment of Restricted Payments), plus (B) the net cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Closing Date of the indenture, less (C) the amount of any Restricted Payments made pursuant to subclauses (A) and (B) of this clause (8);

(9) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of MasTec or any Restricted Subsidiary issued on or after the Closing Date in accordance with the Fixed Charge Coverage Ratio test described above under the caption “— Limitation of Indebtedness and Issuance of Preferred Stock”;

(10) the purchase, repurchase or acquisition of Capital Stock of MasTec, in an aggregate amount pursuant to this clause (10) not to exceed $5.0 million, for distribution, contribution or payment to, or for the benefit of, any employee benefit plan of MasTec or any of its Subsidiaries or any trust established by MasTec or any of its Subsidiaries for the benefit of its employees;

(11) the repayment of Acquired Indebtedness in connection with an acquisition;

(12) the repayment of the Existing Notes with the proceeds of the sale of the Notes; and

(13) any other Restricted Payments in an aggregate amount pursuant to this clause (13) not to exceed $25 million.

provided that, in the case of clauses (8), (9), (10) and (13), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2), (7), (10), (11), (12) or (13) thereof, or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof or an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments, and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3), (4), (6) or (8) of the preceding paragraph shall not be included in such calculation; provided, however, that a Restricted Payment permitted pursuant to clause (9) of the preceding paragraph shall be included in such calculation only to the extent of one half of the amounts paid pursuant to such clause (9) and only to the extent that Adjusted Consolidated Net Income is not reduced by such amount.

For purposes of determining compliance with this “Limitation on Restricted Payments” covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by an officer of MasTec, whose determination shall be conclusive and evidenced by an officer’s certificate, provided that if such amount is over $5.0 million, it shall be determined in good faith by the Board of Directors or a committee thereof, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors and (y) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this “Limitation on Restricted Payments” covenant, MasTec, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by MasTec or any other Restricted Subsidiary, (2) repay any Indebtedness owed to MasTec or any other Restricted Subsidiary, (3) make loans or advances to MasTec or any other Restricted Subsidiary or (4) transfer any of its property or assets to MasTec or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing on the Closing Date in the Credit Agreement, the Indenture, the Notes or any other agreements in effect on the Closing Date, and any extensions, refinancings, amendments, renewals, increases, supplements or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, amendments, renewals, increases, supplements or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, amended, renewed or replaced;

(2) existing under or by reason of applicable law, rule, regulation or order required by any governmental authority;

(3) existing with respect to any Person or the property or assets of such Person acquired by MasTec or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, amendments, renewals, increases, supplements or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, amendments, renewals, increases, supplements or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, increased, supplemented or replaced;

(4) in the case of clause (4) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

(A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of MasTec or any Restricted Subsidiary not otherwise prohibited by the Indenture; or

(C) arising or agreed to in the normal course of business, not relating to any Indebtedness, and that do not detract from the value of property or assets of MasTec or any Restricted Subsidiary in any manner material to MasTec and its Restricted Subsidiaries, taken as a whole;

(5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(6) contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if:

(A) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined by MasTec in good faith); and

(B) MasTec determines that any such encumbrance or restriction will not materially affect MasTec’s ability to make principal or interest payments on the Notes;

(7) arising from customary provisions in joint venture agreements and other similar agreements;

(8) with respect to the property or assets of entities that are joint ventures of MasTec on the Closing Date (other than entities that are Restricted Subsidiaries of MasTec on the Closing Date);

(9) with respect to cash or other deposits or net worth imposed by lessors or customers under contracts entered into in the ordinary course of business;

(10) under Indebtedness or other contractual requirements of a Receivables Entity in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to such Receivables Entity or the Receivables Assets that are subject to such Qualified Receivables Transaction; or

(11) customary restrictions imposed on the transfer and assignment of intellectual property.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent MasTec or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise not prohibited by the “Limitation on Liens” covenant or (2) restricting the sale or other disposition of property or assets of MasTec or of any of its Restricted Subsidiaries that secure Indebtedness of MasTec or any of its Restricted Subsidiaries.

Limitation on Issuance of Guarantees by Restricted Subsidiaries

MasTec will not permit any Wholly Owned Restricted Subsidiary (or any Restricted Subsidiary that is not Wholly Owned if such Restricted Subsidiary guarantees other capital markets debt securities of MasTec or of any Restricted Subsidiary) which is not a Subsidiary Guarantor, directly or indirectly, to Guarantee any Credit

Facility of MasTec or of any other Restricted Subsidiary (other than a Foreign Subsidiary, a Receivables Entity and Globetec Construction, LLC) (“Guaranteed Indebtedness”), unless within ten business days (a) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture providing for a Guarantee (also a “Note Guarantee”) of payment of the Notes by such Restricted Subsidiary and (b) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against MasTec or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Note Guarantee until the Notes have been paid in full.

If the Guaranteed Indebtedness is (A) pari passu in right of payment with the Notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Note Guarantee or (B) subordinated in right of payment to the Notes or any Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes or the Note Guarantee.

Notwithstanding the foregoing, any Note Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person not an Affiliate of MasTec, of Capital Stock of such Restricted Subsidiary so that such Restricted Subsidiary is no longer a Restricted Subsidiary, or of all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture; or

(2) the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

Limitation on Transactions with Affiliates

MasTec will not, and will not permit any Restricted Subsidiary to, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with, or for the benefit of, any Affiliate of MasTec or any Restricted Subsidiary, except upon fair and reasonable terms not materially less favorable to MasTec or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which MasTec or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to MasTec or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between MasTec and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries;

(3) any transaction with a Person (other than an Unrestricted Subsidiary of MasTec) that is an Affiliate of MasTec solely because the Issuer owns, directly or through a Restricted Subsidiary, Capital Stock of, or otherwise controls, such Person;

(4) any payments or other transactions pursuant to any tax-sharing agreement between MasTec and any other Person with which MasTec files a consolidated tax return or with which MasTec is part of a consolidated group for tax purposes;

(5) any sale of shares of Capital Stock (other than Disqualified Stock) of MasTec;

(6) any Restricted Payments or Permitted Investments (other than Permitted Investments described in clauses (1), (7), (11), (13), (15) or (17) of the definition thereof) not prohibited by the “Limitation on Restricted Payments” covenant;

(7) any agreement as in effect or entered into as of the Closing Date (as disclosed in this prospectus) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Closing Date;

(8) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, and other reasonable fees, compensation, benefits and indemnities paid or entered into by MasTec or its Restricted Subsidiaries in the ordinary course of business to or with officers, directors or employees of MasTec or its Restricted Subsidiaries, in each case approved by the Board of Directors of MasTec or a committee thereof;

(9) any loans or advances to employees of MasTec and its Restricted Subsidiaries in the ordinary course of business;

(10) any payment approved by the Board of Directors of MasTec or a committee thereof in connection with the registration for sale or distribution by any Affiliate of MasTec of any Capital Stock of MasTec, including reimbursements for offering expenses, underwriting discounts and commissions; and

(11) any transaction with a Receivables Entity effected as part of a Qualified Receivables Transaction and otherwise in compliance with the terms of the Indenture that are fair to MasTec or its Restricted Subsidiaries, in the good faith determination of the members of the Board of Directors of MasTec or the senior management thereof, or are on terms at least as favorable as would reasonably have been entered into at such time with an unaffiliated party.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (10) of this paragraph, (a) the aggregate amount of which exceeds $5 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $25 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

Limitation on Liens

MasTec will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien securing Indebtedness or Trade Payables on any of its assets or properties of any character (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary), without making effective provision for all of the Notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Notes, prior to) the obligation or liability secured by such Lien.

The foregoing limitation does not apply to:

(1) Liens existing on the Closing Date, other than those described in clauses (2) through (9) below;

(2) Liens granted on or after the Closing Date on any assets or Capital Stock of MasTec or its Restricted Subsidiaries created in favor of the Holders;

(3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to MasTec or a Restricted Subsidiary to secure Indebtedness owing to MasTec or such other Restricted Subsidiary;

(4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of part (a) of the “Limitation on

Indebtedness and Issuance of Preferred Stock” covenant; provided that such Liens do not extend to or cover any property or assets of MasTec or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(5) Liens to secure Indebtedness permitted to be Incurred under clauses (1) or (11) of the second paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant;

(6) Liens to secure Indebtedness permitted to be Incurred under clause (8) of the second paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant; provided that such Liens do not extend to or cover any property or assets of MasTec or any Restricted Subsidiary other than the property or assets of Foreign Subsidiaries;

(7) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(8) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose; or

(9) Permitted Liens.

Limitation on Asset Sales

The Issuer will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by MasTec or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of MasTec or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to MasTec or any Affiliate of MasTec), provided that the Issuer, such Subsidiary Guarantor or such other Restricted Subsidiary is irrevocably and unconditionally released in writing from all liability under such Indebtedness, (c) Replacement Assets, (d) any liabilities (as shown on MasTec’s or such Restricted Subsidiary’s most recent balance sheet) of MasTec or such Restricted Subsidiary (other than contingent liabilities, liabilities that are by their terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Issuer or any Subsidiary of the Issuer) that are assumed by the transferee of any such assets to the extent MasTec or such Restricted Subsidiary is released from further liability, (e) any securities, Notes or other obligations received by MasTec or such Restricted Subsidiary from such transferee that are converted within 90 days by MasTec or such Restricted Subsidiary into cash or Temporary Cash Investments (to the extent of the cash or Temporary Cash Investments received), or (f) any Designated Non-Cash Consideration received by MasTec or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (f) that is at that time outstanding, not to exceed the greater of (x) 5.0% of MasTec’s Consolidated Net Assets as of the date of receipt of such Designated Non-Cash Consideration and $25.0 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

The Issuer will, or will cause the relevant Restricted Subsidiary to:

(1) within twelve months after the date of receipt of any Net Cash Proceeds from an Asset Sale,

(A) apply an amount equal to such Net Cash Proceeds to permanently repay Indebtedness of MasTec or any Subsidiary Guarantor that is secured by a Lien or Indebtedness of any other Restricted Subsidiary, in each case, owing to a Person other than MasTec or any Affiliate of MasTec, or

(B) to make capital expenditures or invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement) in Replacement Assets, and

(2) apply (no later than the end of the 12-month period referred to in clause (1)) any excess Net Cash Proceeds (to the extent not applied pursuant to clause (1)) as provided in the following paragraphs of this “Limitation on Asset Sales” covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute “Excess Proceeds.”

If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $10.0 million, the Issuer must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the Holders (and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant, MasTec may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and the amount of Excess Proceeds shall be reset to zero.

Payments for Consent

MasTec will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Repurchase of Notes upon a Change of Control

If a Change of Control occurs, the Issuer must commence and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date. Within 30 days following any Change of Control, the Issuer will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and making an Offer to Purchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.

An Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for a Change of Control at the time of making the Offer to Purchase. However, notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Notes pursuant to this section in the event that it has mailed the notice to exercise its right to redeem all the Notes under the terms of the section titled “Optional Redemption” at any time prior to the requirement to consummate the Offer to Purchase and redeems the Notes in accordance with such notice.

There can be no assurance that MasTec will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be required by the terms of any other securities or indebtedness of MasTec which might be outstanding at the time).

The above covenant requiring MasTec to repurchase the Notes will, unless consents are obtained, require MasTec to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

The Issuer will not be required to make an Offer to Purchase upon the occurrence of a Change of Control if a third party makes an offer to purchase the Notes in the manner, at the times and price and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control and purchases all Notes validly tendered and not withdrawn in such offer to purchase.

SEC Reports and Reports to Holders

Whether or not MasTec is then required to file reports with the SEC, MasTec shall file with the SEC all such reports and other information as it would be required to file with the SEC by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto, no later than 15 days after the respective dates by which such reports would be required to be filed under the SEC’s rules and regulations. The Issuer shall supply to the Trustee and to each Holder or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information to the extent they are not available on the SEC’s electronic data gathering and retrieval (EDGAR) system. In addition, MasTec has agreed that, at all times when any Notes are not freely tradable under the Securities Act, upon the request of any Holder or any prospective purchaser of the Notes designated by a Holder, it will supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

Events of Default

The following events are defined as “Events of Default” in the Indenture:

(a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

(c) default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of MasTec or any Subsidiary Guarantor or the failure by MasTec to make or consummate an Offer to Purchase in accordance with the provisions under the caption “— Covenants — Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control”;

(d) MasTec or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(e) there occurs with respect to any issue or issues of Indebtedness of MasTec or any Significant Subsidiary having an outstanding principal amount of $20 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f) any final judgment or order (not covered by insurance) for the payment of money in excess of $20 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against MasTec, any

Subsidiary Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $20 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of MasTec, any Subsidiary Guarantor or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of MasTec, any Subsidiary Guarantor or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of MasTec, any Subsidiary Guarantor or any Significant Subsidiary (or such group of Restricted Subsidiaries) or (C) the winding up or liquidation of the affairs of MasTec, any Subsidiary Guarantor or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary)and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(h) MasTec, any Subsidiary Guarantor or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of MasTec, any Subsidiary Guarantor or any Significant Subsidiary (or a group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of MasTec, any Subsidiary Guarantor or any Significant Subsidiary (or such group of Restricted Subsidiaries) or (C) effects any general assignment for the benefit of creditors; or

(i) any Subsidiary Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee of a Subsidiary Guarantor that is a Significant Subsidiary (or group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary) is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to MasTec or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary)) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to MasTec (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by MasTec, the relevant Subsidiary Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to MasTec or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Holders of at least a majority in principal amount of the outstanding Notes by written notice to MasTec and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see “— Modification and Waiver.”

The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of or premium, if any, or interest on, such Note, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

Officers of MasTec must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of MasTec and its Restricted Subsidiaries and MasTec’s and its Restricted Subsidiaries’ performance under the Indenture and that MasTec and its Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. MasTec will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

The Issuer will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the “Surviving Person”) shall (a) be (i) a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof or (ii) a limited liability company organized and validly existing under the laws of the United States of America or any jurisdiction thereof that has at least one Restricted Subsidiary that is a corporation organized under the laws of the United States of America or any jurisdiction thereof which corporation becomes a co-issuer of the Notes pursuant to a supplemental indenture, executed and delivered to the Trustee and (b) expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of MasTec’s obligations under the Indenture, the Notes and the Registration Rights Agreement;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction on a pro forma basis, MasTec (or the Surviving Person, if applicable) could Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant; provided that this clause (3) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of MasTec if all Liens and Indebtedness of MasTec (or the Surviving Person), together with the Restricted Subsidiaries of such Person, outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of such Person and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture;

(4) each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which MasTec has entered into a transaction under this “Consolidation, Merger and Sale of Assets” section, shall have, by supplemental indenture amending its Note Guarantee, confirmed that its Note Guarantee shall apply to the obligations of MasTec or the Surviving Person in accordance with the Notes and the Indenture; and

(5) MasTec will have delivered to the Trustee an officers’ certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) of this paragraph) and, if requested by the Trustee, an opinion of counsel, each stating that such transaction and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture is enforceable;

provided, however, that clause (3) above do not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of MasTec and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

No Subsidiary Guarantor will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1) (A) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of such Subsidiary Guarantor’s obligations under its Note Guarantee; (B) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (C) MasTec will have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction and such supplemental indenture comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that such supplemental indenture is enforceable; or

(2) such sale, conveyance, transfer, lease or other disposal of all or substantially its property and assets complies with the “Limitation on Asset Sales” covenant.

The foregoing requirements of this paragraph shall not apply to a consolidation or merger of any Subsidiary Guarantor with and into MasTec or any other Subsidiary Guarantor, so long as MasTec or such Subsidiary Guarantor survives such consolidation or merger.

Defeasance

Defeasance and Discharge.  The Indenture will provide that MasTec will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes

(except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A) MasTec has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;

(B) MasTec has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of MasTec’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other material agreement or instrument to which MasTec or any of its Subsidiaries is a party or by which MasTec or any of its Subsidiaries is bound; and

(D) if at such time the Notes are listed on a national securities exchange, MasTec has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default.  The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) of the first paragraph under “— Consolidation, Merger and Sale of Assets” and all the covenants described herein under “— Covenants,” and clause (c) under “Events of Default” with respect to such clause (3) of the first paragraph under “— Consolidation, Merger and Sale of Assets,” clause (d) under “Events of Default” with respect to such other covenants and clauses (e) and (f) under “Events of Default” shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by MasTec to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default.  In the event that MasTec exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, MasTec will remain liable for such payments and MasTec’s obligations or any Subsidiary Guarantor’s Note Guarantee with respect to such payments will remain in effect.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(A) all of the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust by MasTec and thereafter repaid to MasTec) have been delivered to the Trustee for cancellation; or

(B) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable pursuant to an optional redemption notice or otherwise or will become due and payable within one year, and MasTec has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from MasTec directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2) MasTec has paid all other sums payable under the Indenture by MasTec.

The Trustee will acknowledge the satisfaction and discharge of the Indenture if MasTec has delivered to the Trustee an Officers’ Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification and Waiver

The Indenture may be amended, without the consent of any Holder, to:

(1) cure any ambiguity, defect or inconsistency in the Indenture;

(2) comply with the provisions described under “Consolidation, Merger and Sale of Assets” or “Limitation on Issuance of Guarantees by Restricted Subsidiaries”;

(3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA;

(4) evidence and provide for the acceptance of appointment by a successor Trustee;

(5) to add a Subsidiary Guarantor;

(6) to conform the text of the Indenture, the Notes or any Note Guarantee to any provision of this Description of the New Notes intended to be a verbatim recitation thereof; or

(7) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

Modifications and amendments of the Indenture may be made by MasTec, the Subsidiary Guarantors and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2) reduce the principal amount of, or premium, if any, or interest on, any note;

(3) change the optional redemption dates or optional redemption prices of the Notes from that stated under the caption “— Optional Redemption”;

(4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(7) release any Subsidiary Guarantor from its Note Guarantee, except as provided in the Indenture;

(8) amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of MasTec or which subordinates any Note Guarantee in right of payment to any other Indebtedness of the Subsidiary Guarantor issuing any such Note Guarantee; or

(9) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

Governing Law

The Indenture and the Original Notes are governed by, and the New Notes will be governed by and construed in accordance with the laws of the State of New York.

No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any Obligor in the Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of MasTec or of any Subsidiary or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of MasTec or any Subsidiary Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The New Notes will initially be represented by one or more new Notes in registered, global form without coupons, or the “Global Notes”. The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive New Notes in registered certificated form, or “Certificated Notes,” except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of New Notes in certificated form.

Same-day Settlement and Payment

We will make payments in respect of New Notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds. We can give no assurance as the effect, if any, of settlement in immediately available funds on trading activity in the New Notes.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the placement agent of the Outstanding Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the applicable participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants;

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or the Company. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions applicable to the Notes described herein, transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (B) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) we, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a default with respect to the New Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Definitions

Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this “Description of the New Notes” for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged into the Issuer or a Restricted Subsidiary, or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

“Adjusted Consolidated Net Income” means, for any period, the aggregate net income (or loss) of MasTec and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1) the net income (or loss) of any Person that is not a Restricted Subsidiary;

(2) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with MasTec or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by MasTec or any of its Restricted Subsidiaries;

(3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, provided, that solely for purposes of determining whether Indebtedness may be Incurred under the first paragraph of part (a) of the “Limitation on Indebtedness and Issuance of Preferred Stock” covenant, the net income of any Subsidiary Guarantor will not be excluded pursuant to this clause (3);

(4) any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of MasTec and its Restricted Subsidiaries;

(5) non-cash charges relating to employee benefit or other management compensation plans of MasTec or any of its Restricted Subsidiaries or any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards of MasTec or any of its Restricted Subsidiaries (excluding in each case any non-cash charge to the extent that it represents an accrual of, or reserve for, cash expenses in any future period or amortization of any prepaid cash expense incurred in a prior period), to the extent that such non-cash charges are deducted in computing such Adjusted Consolidated Net Income; provided that such stock, stock options or other equity-based awards can be redeemed at the option of the holder only for Capital Stock of MasTec (other than Disqualified Stock);

(6) any unusual or non-recurring non-cash gains or losses;

(7) any net unrealized gain or loss (after any offset) in such period (a) resulting from currency translation gains or losses, including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from Currency Agreements, (b) resulting from Interest Rate Agreements or (c) resulting from Commodity Agreements;

(8) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the “Limitation on Restricted Payments” covenant, any amount paid or accrued as dividends on preferred stock of MasTec owned by Persons other than MasTec and any of its Restricted Subsidiaries;

(9) all extraordinary gains or extraordinary losses, together with any related provision for income taxes;

(10) the cumulative effect of a change in accounting principles;

(11) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(12) any impairment charge or write-off pursuant to Financial Accounting Standard No. 142 and 144.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Note at February 1, 2012 (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the Note through February 1, 2012 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note.

“Asset Acquisition” means (1) an investment by MasTec or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with MasTec or any of its Restricted Subsidiaries or (2) an acquisition by MasTec or any of its Restricted Subsidiaries of the property and assets of any Person other than MasTec or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

“Asset Disposition” means the sale or other disposition by MasTec or any of its Restricted Subsidiaries of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of MasTec or any of its Restricted Subsidiaries.

“Asset Sale” means any sale, transfer or other disposition (including by way of merger or consolidation) in one transaction or a series of related transactions by MasTec or any of its Restricted Subsidiaries to any Person other than MasTec or any of its Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary,

(2) all or substantially all of the property and assets of an operating unit or business of MasTec or any of its Restricted Subsidiaries, or

(3) any other property and assets of MasTec or any of its Restricted Subsidiaries outside the ordinary course of business of MasTec or such Restricted Subsidiary, and in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of MasTec; provided that “Asset Sale” shall not include:

(a) sales or other dispositions of inventory, receivables and other current assets,

(b) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the “Limitation on Restricted Payments” covenant,

(c) sales, transfers or other dispositions of assets with a fair market value not in excess of $5.0 million in any transaction or series of related transactions,

(d) any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of MasTec or its Restricted Subsidiaries,

(e) sales or grants of licenses to use MasTec’s or any Restricted Subsidiary’s patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology,

(f) leases or subleases of a property to the extent not materially interfering with the business of MasTec and its Restricted Subsidiaries, taken as a whole,

(g) sales or contributions of Receivables Assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity for the fair market value thereof (as determined in good faith by MasTec) in a Qualified Receivables Transaction,

(h) transfers of Receivables Assets and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in a Qualified Receivables Transaction,

(i) the disposition of any securities received in connection with an Asset Sale by such Person or any of its Restricted Subsidiaries within 90 days of such Asset Sale in order to comply with clause 2(e) of the first paragraph of the “Limitation on Asset Sales” covenant, provided that the consideration received therefor by such Person is at least equal to the fair market value thereof, or

(j) the sale of the Department of Transportation business.

“Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors. Unless otherwise indicated, the “Board of Directors” refers to the Board of Directors of MasTec.

“Borrowing Base” of any Person means the sum of (i) 75% of the net book value (after allowance for doubtful accounts) of accounts receivable of such Person, excluding any receivables pledged, sold or otherwise transferred or encumbered in connection with a Qualified Receivables Transaction, (ii) 50% of the net book value of inventory of such Person, and (iii) 50% of the net book value of property, plant and equipment of such Person, in each case determined on a consolidated basis in accordance with GAAP as of the end of the most recently ended month for which internal financial statements are available; provided that for purposes of calculating the Borrowing Base of such Person, asset acquisitions and asset dispositions that (x) have been made after such most recent month for which internal financial statements are available or (y) are made substantially contemporaneously or in connection with the Incurrence, and upon the application of the net proceeds, of the Indebtedness giving rise to the calculation of such Borrowing Base by the Person Incurring such Indebtedness will be given pro forma effect as if they had occurred immediately prior to the end of such month.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

“Change of Control” means such time as:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of MasTec and its Restricted Subsidiaries, taken as a whole, to any “person” (within the meaning of Section 13(d) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of MasTec;

(3) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than any Existing Stockholder, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of MasTec on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of the Voting Stock of MasTec, on a fully diluted basis, than is held by the Existing Stockholders on such date;

(4) individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by MasTec’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(5) MasTec consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, MasTec, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of MasTec or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the Voting Stock of MasTec outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (b) immediately after such transaction, no “person” or “group” (as defined above), other than any Existing Stockholder, becomes the ultimate beneficial owner (as defined above) of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person (unless the

Existing Stockholders beneficially owned an equal or greater percentage of such voting power of the Voting Stock than such Person).

“Closing Date” means January 31, 2007.

“Commodity Agreement” means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement (it being acknowledged that oil hedging is covered by this definition).

“Consolidated EBITDA” means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1) Fixed Charges,

(2) income taxes,

(3) depreciation expense,

(4) amortization expense,

(5) the amount of any non-recurring cash charges (which, for avoidance of doubt, shall include retention, severance, or systems establishment costs), and

(6) all other non-cash items (including non-cash asset impairment charges) reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for MasTec and its Restricted Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by MasTec or any of its Restricted Subsidiaries.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness (excluding any Indebtedness of a Receivables Entity but including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net cash costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by MasTec or any of its Restricted Subsidiaries); and the interest component of all payments associated with Capitalized Lease Obligations, in each case, accrued or scheduled to be paid or to be accrued by MasTec and its Restricted Subsidiaries, net of any interest income, during such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes or expenses relating to the repayment of the Existing Notes or the write-off of expenses in connection with any other repayment or refinancing of Indebtedness, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

“Consolidated Net Assets” of any Person means, as of any date, the amount which in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which financial statements have been filed with the SEC or provided to the Trustee, less current liabilities.

“Credit Agreement” means the Amended and Restated Loan and Security Agreement dated as of May 10, 2005 by and among the Issuer, the subsidiaries party thereto, certain lenders names therein and Bank of America, N.A. as collateral and administrative agent, as amended through the Closing Date, and all ancillary documents thereto, as such agreement may be amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Credit Facilities” means, with respect to MasTec and its Restricted Subsidiaries, one or more debt facilities (including the Credit Agreement), commercial paper facilities, or indentures providing for revolving credit loans, term, loans, Notes or other financings or letters of credit, or other credit facilities, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by MasTec or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an officers’ certificate setting forth the basis of such valuation, less the amount of Temporary Cash Investments received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the date that is 91 days after the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the date that is 91 days after the Stated Maturity of the Notes or (3) convertible into, or exchangeable for, at the option of the holder, Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the date that is 91 days after the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to MasTec’s repurchase of such Notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants.

“Domestic Subsidiary” means any Subsidiary of MasTec that is not a Foreign Subsidiary.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Notes” means the Series B 7 3/4% Senior Subordinated Notes due 2008 of the Issuer outstanding prior to the repayment thereof with the proceeds of the sale on the Closing Date of the Notes.

“Existing Stockholders” means (a) the estate of Jorge L. Mas, Jorge Mas and any spouse or lineal descendant of Jorge L. Mas or Jorge Mas or any spouse of any such lineal descendant and (b) any trust, corporation , partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of the Persons referred to in clause (a).

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

“Fixed Charge Coverage Ratio” means, for any Person on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such

Transaction Date for which internal financial statements are available (the “Four Quarter Period”) to (2) the aggregate Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A) pro forma effect shall be given to any Indebtedness (other than ordinary revolver drawings) Incurred or repaid during the period (the “Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date, in each case, as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

(D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into MasTec or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period; provided that to the extent that clause (C) or (D) of this paragraph requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

Pro forma calculations in connection with the foregoing calculation shall be determined in accordance with Regulation S-X under the Securities Act; provided, however, that such pro forma calculations may include operating expense reductions (net of any related operating expense increases) for such period resulting from the transaction which is being given pro forma effect that have been realized or for which the steps necessary for realization have been taken, or with respect to which it is probable that they will be taken within 180 days following any such transaction, provided that it is probable that such operating expense reductions are sustainable over the long term; provided, further, that in either case, MasTec’s chief financial officer and another officer sign and deliver to the Trustee an officers’ certificate certifying (i) the specific actions taken or to be taken, (ii) the amount of such adjustment or adjustments resulting from such actions, (iii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such officers’ certificate at the time of such execution and (iv) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense plus

(2) the product of (x) the amount of all dividend payments on any series preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person or such Restricted Subsidiary (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal, as determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary of MasTec that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Closing Date as determined by the Public Company Accounting Oversight Board. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm’s-length terms and are entered into in the normal course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the normal course of business or Standard Receivables Undertakings in a Qualified Receivables Transaction. The term “Guarantee” used as a verb has a corresponding meaning.

“Holder” means a holder of any Notes.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, Notes or other similar instruments;

(3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the normal course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8) to the extent not otherwise included in this definition, obligations of such Person under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect MasTec or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder) with the amount of Indebtedness represented being equal to the net amount payable if such obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off); and

(9) all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C) Indebtedness shall not include:

(v) any liability for federal, state, local or other taxes,

(w) workers’ compensation claims or obligations, performance, surety, appeal or similar bonds or completion guarantees, in each case provided in the normal course of business,

(x) indebtedness arising from agreements providing for non-competition payments, earn-out payments, indemnification or adjustments of purchase prices or from guarantees or letters of credit securing any obligations of MasTec or any of its Subsidiaries pursuant to such agreements, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary of MasTec, other than guarantees or similar credit support by the Company or any of its Subsidiaries of indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition,

(y) obligations arising from Guarantees to suppliers, lessors, licensees, contractors, or customers incurred in the ordinary course of business, or

(z) obligations (other than express Guarantees of indebtedness for borrowed money) in respect of Indebtedness of other Persons arising in connection with (i) the sale or discount of accounts receivable, (ii) trade acceptances and (iii) endorsements of instruments for deposit in the ordinary course of business.

“Initial Subsidiary Guarantors” means each Restricted Subsidiary of MasTec (other than a Foreign Subsidiary or Globetec Construction, LLC) on the Closing Date.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement, but excluding advances or trade credit to customers, suppliers or joint venture partners in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of MasTec or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, Notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by MasTec or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event MasTec or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with the “Limitation on Asset Sales” covenant.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means:

(a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers and any relocation expenses incurred as a result thereof) related to such Asset Sale;

(2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of MasTec and its Restricted Subsidiaries, taken as a whole;

(3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

(4) appropriate amounts to be provided by MasTec or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments and proceeds from the conversion of other property received when converted to cash or Temporary Cash Investments, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Note Guarantee” means any Guarantee of the obligations of MasTec under the Indenture and the Notes by any Subsidiary Guarantor.

“Offer to Purchase” means an offer to purchase Notes by MasTec from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

(1) the provision of the Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless MasTec defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued New Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000.

On the Payment Date, MasTec shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers’ Certificate specifying the Notes or portions thereof accepted for payment by MasTec. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000. The Issuer will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Issuer will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that MasTec is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to an Offer to Purchase, MasTec will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue of such conflict.

“Permitted Business” means the business of MasTec and its Subsidiaries engaged in on the date of determination and any other activities that are related, ancillary or complementary to such business.

“Permitted Investment” means:

(1) an Investment in MasTec or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, MasTec or a Restricted Subsidiary;

(2) Temporary Cash Investments;

(3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(4) stock, obligations or securities received in satisfaction of judgments;

(5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(6) Commodity Agreements, Interest Rate Agreements and Currency Agreements not entered into for speculative purposes;

(7) loans and advances to employees and officers of MasTec and its Restricted Subsidiaries made in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

(8) Investments in securities of trade creditors or customers received

(a) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, or

(b) in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

(9) Investments made by MasTec or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(10) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of MasTec or at the time such Person merges or consolidates with MasTec or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of MasTec or such merger or consolidation;

(11) repurchases of the Notes;

(12) the acquisition by a Receivables Entity in connection with a Qualified Receivables Transaction of Capital Stock of a trust or other Person established by such Receivables Entity to effect such Qualified Receivables Transaction; and any other Investment by MasTec or a Subsidiary of MasTec in a Receivables Entity or consisting of purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Transaction or in the form of any Investment by a Receivables Entity in any other Person in connection with a Qualified Receivables Transaction, including Investments of funds held in accounts permitted or required by the arrangement governing such Qualified Receivables Transaction or any related Indebtedness; provided that such other Investment is in the form of a Purchase Money Note, contribution of additional Receivables Assets and/or cash and Temporary Cash Investments or Capital Stock;

(13) Investments in a Person engaged in a Permitted Business in an amount, together with any other amount outstanding under this clause (13), not to exceed the greater of (a) $50.0 million or (b) 10% of MasTec’s Consolidated Net Assets (with the fair market value of each such Investment being measured on the date each such Investment was made and without giving effect to subsequent changes in value);

(14) Investments in existence on the Closing Date;

(15) Investments made with the Capital Stock of an Unrestricted Subsidiary;

(16) Investments (i) consisting of installment payments and other obligations in connection with the Company’s acquisition of its 49% equity interest in DirectStar TV LLC in an amount, together with any other amount outstanding under this clause (16)(i), not to exceed $8.8 million, and (ii) Investments to fund the working capital of DirectStar TV LLC pursuant to the terms of the operating agreement governing DirectStar TV LLC as in effect on the Closing Date; and

(17) other Investments in any Person in an amount, together with any other amount outstanding under this clause (17), not to exceed $5.0 million (with the fair market value of each such Investment being measured on the date each such Investment was made and without giving effect to subsequent changes in value).

“Permitted Liens” means:

(1) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of MasTec or any of its Restricted Subsidiaries;

(6) leases or subleases granted to others that do not materially interfere with the ordinary course of business of MasTec and its Restricted Subsidiaries, taken as a whole;

(7) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of MasTec or its Restricted Subsidiaries relating to such property or assets;

(8) any Lien of a lessor in the property subject to any Capitalized Lease or operating lease;

(9) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(10) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of MasTec or any Restricted Subsidiary other than the property or assets acquired;

(11) Liens in favor of MasTec or any Restricted Subsidiary;

(12) Liens arising from the rendering of a final judgment or order against MasTec or any Restricted Subsidiary that does not give rise to an Event of Default;

(13) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(15) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Currency Agreements or Commodity Agreements designed solely to protect MasTec or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by MasTec or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of MasTec and its Restricted Subsidiaries prior to the Closing Date;

(17) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

(18) Liens on or sales of receivables;

(19) Liens on assets of MasTec, any Subsidiary of MasTec or a Receivables Entity incurred in connection with a Qualified Receivables Transaction; and

(20) Liens in favor of governmental bodies to secure, advance or progress payments pursuant to any contract or statute and Liens in favor of governmental bodies in connection with industrial revenue, pollution control, private activity bonds or similar financing.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from MasTec or any Subsidiary of MasTec to a Receivables Entity in connection with a Qualified Receivables Transaction, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which (a) shall be repaid from cash available to the Receivables Entity, other than (i) amounts required to be established as reserves, (ii) amounts paid to investors in respect of interest, (iii) principal and other amounts owing to such investors and (iv) amounts paid in connection with the purchase of newly generated receivables and (b) may be subordinated to the payments described in clause (a).

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by MasTec or any of its Subsidiaries pursuant to which MasTec or any of its Subsidiaries sells, conveys or otherwise transfers to (1) a Receivables Entity (in the case of a transfer by MasTec or any of its Subsidiaries) or (2) any other Person (in the case of a transfer by a Receivables Entity), or transfers an undivided interest in or grants a security interest in, any Receivables Assets (whether now existing or arising in the future) of MasTec or any of its Subsidiaries.

“Rating Agencies” means Moody’s and S&P.

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such assets, all contracts and contract rights and all guarantees or other obligations (including hedging obligations) in respect of such assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of MasTec (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction in which MasTec or any of its Subsidiaries makes an Investment and to which MasTec or any of its Subsidiaries transfers Receivables Assets) which engages in no activities other than in connection with the financing of Receivables Assets of MasTec or its Subsidiaries, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of MasTec or of such other Person (as provided below) to be a Receivables Entity (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (1) is guaranteed by MasTec or any Subsidiary of MasTec (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates MasTec or any Subsidiary of MasTec in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of MasTec or any Subsidiary of MasTec (other than Receivables Assets and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither MasTec nor any Subsidiary of MasTec has any material contract, agreement, arrangement or understanding (other than on terms which MasTec reasonably believes to be no less favorable to MasTec or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MasTec) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither MasTec nor any Subsidiary of MasTec has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of MasTec or of such other Person will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of MasTec or of such other Person giving effect to such designation, together with an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means all yield, interest or other payments made directly or by means of discounts with respect to any interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Qualified Receivables Transaction.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Qualified Receivables Transaction to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Replacement Assets” means, on any date, property or assets (other than current assets) of a nature or type or that are used in a Permitted Business (or an Investment in a Permitted Business).

“Restricted Subsidiary” means any Subsidiary of MasTec other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and its successors.

“SEC” means the United States Securities and Exchange Commission or any successor agency.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Significant Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of MasTec, accounted for more than 10% of the consolidated revenues of MasTec and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of MasTec and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of MasTec for such fiscal year.

“Standard Receivables Undertakings” means representations, warranties, covenants and indemnities entered into by MasTec or any Subsidiary of MasTec which are customary in a Qualified Receivables Transaction, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation that are customary in a Qualified Receivables Transaction shall be deemed to be a Standard Receivables Undertaking.

“Stated Maturity” means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

“Subsidiary Guarantor” means any Initial Subsidiary Guarantor and any other Restricted Subsidiary of MasTec which provides a Note Guarantee of MasTec’s obligations under the Indenture and the Notes pursuant to the “Limitation on Issuance of Guarantees by Restricted Subsidiaries” covenant.

“Temporary Cash Investment” means any of the following:

(1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case, maturing within one year unless such obligations are deposited by MasTec (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

(2) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated with a Thomson Bank Watch ranking of “B” or better or is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

(4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of MasTec) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(5) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and

(6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 1, 2012; provided, however, that if the period from the redemption date to February 1, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means (1) any Subsidiary of MasTec that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of MasTec) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, MasTec or any Restricted Subsidiary; provided that (A) any Guarantee by MasTec or any Restricted Subsidiary of any

Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by MasTec or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness and Issuance of Preferred Stock” and “Limitation on Restricted Payments” covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of MasTec thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the issuance of the Original Notes on January 31, 2007, we entered into a registration rights agreement with the placement agent, under which we agreed to use our commercially reasonable efforts to file and to have declared effective an exchange offer registration statement under the Securities Act and to consummate the exchange offer.

We are making this exchange offer in reliance on interpretations of the staff of the SEC set forth in several no-action letters. We have not, however, sought our own no-action letter. Based upon these interpretations by the SEC, we believe that you, or any other person receiving New Notes, generally may offer for resale, resell or otherwise transfer such New Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. We also believe that a holder may offer, sell or transfer the New Notes only if the holder acquires the New Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding or understanding with any person to participate in a distribution of the New Notes.

Any holder of the Original Notes using the exchange offer to participate in a distribution of New Notes cannot rely on the no-action letters referred to above. A broker-dealer that acquired Original Notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any resales. See “Plan of Distribution.”

Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of New Notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue-sky laws of such jurisdiction.

Terms of the Exchange Offer

Upon the terms and subject to the conditions of the exchange offer, we will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the Original Notes, and completion of the exchange offer, is the exchange date, which will be as soon as practicable following the expiration date (unless extended as described in this prospectus). Promptly following the exchange date, we will issue an aggregate principal amount of up to $150.0 million of the New Notes for a like principal amount of outstanding Original Notes tendered and accepted in connection with the exchange offer. The New Notes issued in connection with the exchange offer will be delivered promptly following the exchange date. Holders may tender some or all of their Original Notes in connection with the exchange offer, but only in $1,000 increments of principal amount.

The terms of the New Notes will be identical in all material respects to the terms of the Original Notes for which they have been exchanged, except that:

•	the New Notes will have been registered under the Securities Act, and thus the New Notes generally will not be subject to the restrictions on transfer applicable to the Original Notes or bear restrictive legends;

•	the New Notes will bear a different CUSIP number from the Original Notes;

•	the New Notes will not be entitled to registration rights; and

•	the New Notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

The New Notes will evidence the same debt as the Original Notes and will be issued under the Indenture and entitled to the same benefits under the Indenture as the Original Notes being exchanged. As of the date of this prospectus, $150.0 million in aggregate principal amount of the Original Notes is outstanding. This prospectus and a letter of transmittal are being sent to all registered holders of outstanding Original Notes. There will be no fixed record date for determining registered holders entitled to participate in this exchange offer.

In connection with the issuance of the Original Notes, we have arranged for the Original Notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will be issued in the form of Global Notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC. See “Description of New Notes — Book-Entry; Delivery and Form.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding Notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC.

Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the applicable registration rights agreement. See “— Issuances of New Notes; Consequences of Failures to Property Tender Original Notes in the Exchange Offer.”

We shall be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice to the exchange agent. The exchange agent will as agent for the tendering holders for the purposes of receiving the New Notes from us.

If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospects or otherwise, we will return the Original Notes, without expense, to the tendering holder promptly after the expiration date.

Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on [          ] , unless extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

We reserve the right, in our sole discretion:

•	to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

If we determine to extend, amend or terminate the exchange offer, we will publicly announce this determination by making a timely release through an appropriate news agency.

Interest on the New Notes

Interest on the New Notes will bear interest at 7 5/8% from the most recent date to which interest on the Original Notes has been paid or, if no interest has been paid on the Original Notes, from their issue date. Interest will be payable semi-annually in arrears on February 1 and August 1 of each year.

Conditions to the Exchange Offer

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange New Notes for, any Original Notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the Original Notes, if prior to the expiration date:

•	the exchange offer violates any applicable law; or

•	the exchange offer violates any applicable interpretation of the staff of the SEC.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the exchange offer and retain all Original Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Original Notes (see “— Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.

Procedures For Tendering

Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account. Although delivery of Original Notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its address set forth under the caption “Exchange Agent” below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Signatures on letters of transmittal or notices of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

In the event that a signature on a letter or transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution.”

If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth above under the caption “Conditions to the Exchange Offer”, to terminate the exchange offer. By tendering, each holder represents to us, among other things, that:

•	the New Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the New Notes, whether or not such person is the holder;

•	neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes; and

•	neither the holder nor any such other person is our “affiliate” (as defined in Rule 405 under the Securities Act).

If the holder is a broker-dealer which will receive New Notes for its own account in exchange for Original Notes, it will acknowledge that it acquired such Original Notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Guaranteed Delivery Procedures

A holder who wishes to tender its Original Notes and:

•	whose Original Notes are not immediately available;

•	who cannot deliver the holder’s Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date; may effect a tender if:

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

(i) a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

(ii) the name and address of the holder, and

(iii) the certificate number(s) of the Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your Notes according to the guaranteed delivery procedures.

Withdrawal of Tenders

Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

To withdraw a tender of Original Notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn (including the certificate number(s) and principal amount of such Original Notes);

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Original Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Original Notes are to be registered, if different from that of the depositor.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued unless the Original Notes withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under the caption “— Procedures for Tendering” at any time prior to the expiration date.

Information Regarding the Registration Rights Agreement

As noted, we are effecting this exchange offer to comply with the registration rights agreement. The registration rights agreement requires us to use our commercially reasonable efforts to:

•	file with the SEC a registration statement for the exchange offer;

•	cause such registration statement to be declared effective under the Securities Act;

•	have such registration statement remain effective until the closing of the exchange offer;

•	commence the exchange offer promptly after the exchange offer registration statement is declared effective by the Commission; and

•	consummate the exchange offer not later than October 31, 2007.

In addition, we must use our commercially reasonable efforts to file a shelf registration statement for the resale of the Original Notes under certain circumstances and to cause such registration statement to be declared effective under the Securities Act.

In the event that the exchange offer is not consummated or the shelf registration statement, if required, has not become effective on or prior to October 31, 2007, the interest rate on the Original Notes will be increased by 0.25% per annum for the first 90-day period thereafter, and the amount of such additional interest will increase by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0% over the original interest rate of the Original Notes. Once the exchange offer is consummated or the shelf registration statement is declared effective, the annual interest rate on the Original Notes will be changed again to the original interest rate.

Our obligations to register the New Notes will terminate upon the consummation of the exchange offer. However, under certain circumstances specified in the registration rights agreement, we may be required to file a shelf registration statement for a continuous offer in connection with the Original Notes.

This summary includes only material terms of the registration rights agreement. For a full description you should refer to the complete copy of the registration rights agreement, which has previously been filed with the SEC. See “Where You Can Find More Information.”

Exchange Agent

U.S. Bank, National Association has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at 60 Livingston Avenue, EP-MN-WS2N, St. Paul, MN 55107. The exchange agent’s telephone number is (800) 934-6802 and facsimile number is (651) 495-8158.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

Holders who tender their Original Notes for exchange will not be obligated to pay transfer taxes; however, if:

•	New Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered; or

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the exchange offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs and will be amortized over the term of the Notes in accordance with generally accepted accounting principles.

Issuance of New Notes; Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

Issuance of the New Notes in exchange for the Original Notes in the exchange offer will be made only after timely receipt by the exchange agent of the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), a properly completed and duly executed letter of transmittal (or an agent’s message from DTC) and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate. In the event the exchange offer is completed, we will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only (i) if registered pursuant to the Securities Act, (ii) if an exemption from registration is available, or (iii) if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risks Relating to the New Notes and the Exchange Offer — If you do not exchange your Original Notes, they may be difficult to resell.”

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding Original Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding Notes tendered;

•	tendered outstanding Original Notes are registered in the name of any other person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding Notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to the tendering holder.

Other

Participating in the exchange offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of an exchange of an Original Note for a New Note pursuant to the exchange offer. This summary applies only to a person who holds the Original Note and the New Note as capital assets and does not address considerations that may be relevant to an investor that is subject to special tax rules, like a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, a person that holds the Original Note or the New Note as a position in a “straddle,” conversion or other integrated transaction, a tax-exempt organization, partnership or other entity classified as a partnership for U.S. federal income tax purposes, certain former citizens and residents of the United States, a person who is liable for the alternative minimum tax, or a person whose “functional currency” is not the U.S. dollar. If an entity that is treated as a partnership for U.S. federal income tax purposes holds a New Note, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you own an interest in such an entity, you should consult your tax adviser. In addition, this discussion does not describe any tax consequences arising under the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax other than the income tax.

This summary is based on laws, regulations, rulings and judicial decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax adviser about the tax consequences of purchasing, holding or disposing of an Original Note or a New Note, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local, foreign or other tax laws.

The exchange of an Original Note for a New Note pursuant to the exchange offer generally will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) you will not recognize taxable gain or loss as a result of exchanging an Original Note for a New Note pursuant to the exchange offer; (2) the holding period of a New Note will include the holding period of the Original Note exchanged therefor; and (3) the tax basis of the New Note will be the same as the tax basis of the Original Note exchanged therefor.

THE PRECEDING PARAGRAPH DOES NOT DESCRIBE ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY BE RELEVANT TO A HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES OR TO HOLDERS SUBJECT TO SPECIAL RULES. IF YOU ARE CONSIDERING AN EXCHANGE OF AN ORIGINAL NOTE FOR A NEW NOTE, YOU SHOULD CONSULT YOUR OWN TAX ADVISER(S) CONCERNING THE TAX CONSEQUENCES OF THE EXCHANGE ARISING UNDER U.S. FEDERAL, STATE, LOCAL, OR FOREIGN LAWS.

PLAN OF DISTRIBUTION

The staff of the SEC has taken the position that any broker-dealer that receives New Notes for its own account in the exchange offer in exchange for Original Notes that were acquired by such broker-dealer as a result of market-making or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes.

Each broker-dealer that receives New Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where the Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on the resale of New Notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the New Notes. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

Furthermore, any broker-dealer that acquired any of its Original Notes directly from us:

•	may not rely on the applicable interpretation of the staff of the SEC’s position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes.

We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the New Notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes and the guarantees offered hereby will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida.

EXPERTS

The consolidated financial statements of MasTec, Inc. as of December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 (incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006) have been incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

Any broker-dealer that acquires New Notes in the exchange offer for its own account in exchange for Original Notes which it acquired through market-making or other trading activities must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

MasTec, Inc.

Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.

MasTec, Inc.’s (“MasTec”) Amended and Restated Articles of Incorporation provide that MasTec shall indemnify any director or former director to the fullest extent permitted by law. MasTec’s Second Amended and Restated By-Laws provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by MasTec of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification. MasTec’s Second Amended and Restated By-Laws also permit MasTec to purchase and maintain insurance on behalf of MasTec’s directors, officers, employees and agents against liabilities that they may incur in those capacities, whether or not MasTec would have the power to indemnify them against such liabilities.

MasTec has obtained primary and excess insurance policies insuring the directors and officers of the MasTec and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of MasTec, may also pay amounts for which MasTec has granted indemnification to the directors or officers. In addition, MasTec has individual indemnification agreements with its directors.

Subsidiary Guarantor Registrants

Florida Corporation Guarantors — Church & Tower, Inc.; MasTec Brazil I, Inc.; MasTec Brazil II, Inc.; MasTec North America, Inc.; MasTec Services Company, Inc.; MasTec Spain, Inc.; MasTec Venezuela, Inc.

For a description of indemnification under Florida corporation law, see above under the heading “MasTec, Inc.” The By-Laws of all Florida Corporation Guarantors (except Church & Tower) provide that each entity shall indemnify to the fullest extent authorized by the Florida Act, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the respective entity, against all expense, loss or liability reasonably incurred or suffered in connection therewith.

Florida Limited Liability Company Guarantor — MasTec North America AC, LLC

The Florida Limited Liability Company Act (the “FLLCA”) generally provides that a Florida Limited Liability Company has the power, but is not required, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the foregoing, the FLLCA restricts such indemnification of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee, or agent were material to the cause of action so adjudicated and constitute (i) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful, (ii) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit, (iii) in the case of a manager or managing member, a circumstance under which the liability provisions of the FLCCA section that addresses prohibited distributions applies, or (iv) willful misconduct or a conscious disregard for the best interests of the limited liability company in a proceeding by or in the right of the limited liability company to procure a judgment in its favor or in a proceeding by or in the right of a member.

The Operating Agreement (the “Operating Agreement”) of MasTec North America AC, LLC (the “LLC”) provides that the LLC shall indemnify and hold harmless each Member and each other person requested to perform services on behalf of the LLC. The LLC shall indemnify and hold harmless, to the fullest extent permitted by law, each of such persons from and against any and all losses, claims, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from all claims, demands, actions, suits or proceedings in which such persons may be involved, or threatened to be involved, as a party or otherwise arising as a result of such person’s status as a Member, employee or agent of the LLC, or any affiliate of such a person performing services on behalf of the LLC. The LLC shall pay or reimburse, to the fullest extent allowed by law, in advance of the final disposition of the proceeding, the costs referred to above as they are incurred by the indemnified person in connection with any action to which this indemnity applies. The indemnity rights and obligations of the parties under the Operating Agreement shall survive the termination of the Operating Agreement and the dissolution of the LLC to the extent that an indemnified person becomes involved in an action at such time.

Officers and directors of MasTec North America AC, LLC are covered under the same liability insurance policies described under “— MasTec, Inc.” above.

Delaware Corporation Guarantor — MasTec Latin America, Inc.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

In accordance with Section 145 of the DGCL, Article Seventh of the Certificate of Incorporation (the “Certificate”) of MasTec Latin America, Inc. (“MLA”) and MLA’s Bylaws (the “Bylaws”) provide that the MLA shall indemnify each person who is or was a director, officer or employee of MLA (including the heirs, executors, administrators or estate of such person) to the fullest extent permitted under applicable law. The indemnification provided by the Certificate shall not be deemed exclusive of any other rights to which any of those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or otherwise, as to action in his or her official capacity, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person. The Certificate further provides that a director of MLA shall not be personally liable to MLA or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Issuer or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The By-Laws provide that MLA (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of MLA) by reason of the fact that he is or was a director or an officer of MLA and (ii) may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of MLA) by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of MLA and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Bylaws further provide that MLA shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of MLA to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer and may indemnify any person who is or was an employee or agent of MLA, or is or was serving at the request of MLA as a director, officer, employee, agent of or participant in another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to. the best interests of the MLA and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been or adjudged to be liable for negligence or misconduct in the performance of his or her duty to MLA unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

To the extent that a person which is or was a director or officer of MLA has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Officers and directors of MLA are covered under the same liability insurance policies described under “— MasTec, Inc.” above.

Nevada Corporation Guarantors — MasTec Asset Management Company, Inc.; MasTec Contracting Company, Inc.; MasTec FC, Inc.; MasTec TC, Inc.

The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.

The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

The respective By-Laws for each of MasTec FC, Inc. and MasTec TC, Inc. provide that Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall. be indemnified and held harmless to the fullest extent legally permissible under the General Corporation Law of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in. settlement) reasonably incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the. amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the By-Laws.

Officers and directors of each of the Nevada entities are covered under the same liability insurance policies described under “— MasTec, Inc.” above.

North Carolina Limited Liability Company Guarantor — DirectStar TV, LLC

Section 57C-3-21 of the North Carolina Limited Liability Company Act (the “NCLLCA”) provides that (a) unless otherwise provided in the articles of organization or a written operating agreement, a limited liability company must indemnify every manager, director, and executive in respect of payments made and personal liabilities reasonably incurred by the manager, director, and executive in the authorized conduct of its business or for the preservation of its business or property and (b) unless otherwise provided in the articles of organization or a written operating agreement, a limited liability company shall indemnify a member, manager, director, or executive who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a member, manager, director, or executive of the limited liability company against reasonable expenses incurred by the person in connection with the proceeding.

Additionally, section 57C-3-32 of the NCLLCA provides that the articles of organization or a written operating agreement may: (1) Eliminate or limit the personal liability of a manager, director, or executive for monetary damages for breach of the fiduciary duty of (other than liability for a wrongful distribution as provided in Section 57C-4-07 of the NCLLCA); and (2) provide for indemnification of a manager, member, director, or executive for judgments, settlements, penalties, fines, or expenses incurred in a proceeding to which the member, manager, director, or executive is a party because the person is or was a manager, member, director, or executive; provided, however, that none of the foregoing shall limit, eliminate, or indemnify against the liability of a manager, director, or executive for (i) acts or omissions that the manager, director, or executive knew at the time of the acts or omissions were clearly in conflict with the interests of the limited liability company, (ii) any transaction from which the manager, director, or executive derived an improper personal benefit, or (iii) acts or omissions occurring prior to the date the provision became effective, except that such indemnification may be provided if approved by all the members. As used in this subsection, “improper personal benefit” does not include reasonable compensation or other reasonable incidental benefit for or on account of service as a manager, director, executive, officer, employee, independent contractor, attorney, or consultant of the limited liability company.

The Operating Agreement (the “Operating Agreement”) of DirectStar TV, LLC (“DirectStar”), provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or arbitrative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such person, or a person of which such person is the legal representative, is or was a member, a member of the board or officer, or an officer or director (or person that performs similar duties of an officer or any director) of any subsidiary of DirectStar shall be indemnified by DirectStar to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits DirectStar to provide broader indemnification rights than the law permitted DirectStar to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including reasonable attorneys’ and experts’ fees) actually incurred by such person in connection with such Proceeding, appeal, inquiry or investigation (each an “Indemnified Loss”), unless such Indemnified Loss shall have been the result of gross negligence, fraud or intentional misconduct by such person, in which case such indemnification shall not cover such Indemnified Loss to the extent resulting from such gross negligence, fraud or intentional misconduct. Indemnification shall continue as to a person who has ceased to serve in the capacity that initially entitled such person to indemnity.

Additionally, a person’s right to indemnification includes the right to be paid or reimbursed by DirectStar the reasonable expenses incurred by a person (other than an officer of DirectStar or any of its subsidiaries in respect of claim by DirectStar or any of its Subsidiaries against such officer in such officer’s capacity as such) entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such person in advance of the final disposition of a Proceeding shall be made only upon delivery to DirectStar of a written affirmation by such person of his, her or its good faith belief that he, she or it has met the standard of conduct necessary for indemnification and a written undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified.

Officers and directors of DirectStar TV, LLC are covered under the same liability insurance policies described under “— MasTec, Inc.” above.

Texas Corporation Guarantor — MasTec of Texas, Inc.

Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation’s best interests; and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

MasTec of Texas, Inc.’s (the “Corporation”) By-Laws provide that each entity shall indemnify each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the respective entity, against all expense, loss or liability reasonably incurred or suffered in connection therewith,. The foregoing is subject to exceptions for criminal acts and actions taken in bad faith and in a manner which such person could not reasonably believe to be in the best interests of the Corporation.

Officers and directors of MasTec of Texas, Inc. are covered under the same liability insurance policies described under “— MasTec, Inc.” above.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.		Description of Exhibit
3.1		Amended and Restated Articles of Incorporation, filed as Exhibit 3.1 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
3.2		Second Amended and Restated Bylaws of MasTec, Inc. Amended and Restated as of May 30, 2003, filed as to Exhibit 3.1 to our Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003 and incorporated by reference herein.
4.1		Placement Agreement, dated January 24, 2007, by and among the Company, certain of the Company’s subsidiaries and Morgan Stanley & Co. Incorporated, as placement agent, filed as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on January 25, 2007, and incorporated by reference herein.
4.1		Indenture, dated as of February 4, 1998, between the Registrant and First Trust National Association, as trustee, relating to the Registrant’s 7.75% Senior Subordinated Notes due 2008, filed as Exhibit 4.2 to our Registration Statement on Form S-4 (Registration No. 333-46361), filed with the SEC on February 13, 1998, and incorporated by reference herein.
4.2		Indenture, dated as of January 31, 2007, by and among the Company, certain of the Company’s subsidiaries and U.S. Bank National Association, as trustee, filed as Exhibit 4.1 to our Current Report on Form 8-K, filed with the SEC on February 2, 2007 and incorporated by reference herein.
4.3		Registration Rights Agreement, dated as of January 31, 2007, by and among the Company, certain of the Company’s subsidiaries and Morgan Stanley & Co. Incorporated, filed as Exhibit 4.2 to our Current Report on Form 8-K, filed with the SEC on February 2, 2007 and incorporated by reference herein.
10	.1+	1994 Stock Incentive Plan filed as Exhibit 10.1 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.2+	1994 Stock Option Plan for Non-employee Directors filed as Exhibit 10.2 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.

Exhibit No.		Description of Exhibit
10	.3+	1997 Non-Qualified Employee Stock Purchase Plan filed as Exhibit 10.3 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.4+	1999 Non-Qualified Employee Stock Option Plan, as amended October 4, 1999, filed as Exhibit 10.4 to our Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.
10	.5+	1999 Non-Qualified Employee Stock Option Plan filed as Exhibit 10.5 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.6+	Non-Employee Directors’ Stock Plan filed as Exhibit 10.6 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.7+	Employment Agreement dated September 27, 2002, between MasTec, Inc. and Austin J. Shanfelter, filed as Exhibit 10.1 to our Form 10-Q for the quarter ended September 20, 2002, and filed with the SEC on November 14, 2002 and incorporated by reference herein.
10	.8+	Split-Dollar Agreement effective August 27, 2002 between MasTec, Inc. and Jorge Mas, filed as Exhibit 10.15 to our Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.
10	.9+	Split-Dollar Agreement effective September 13, 2002 between MasTec, Inc. and Jorge Mas, filed as Exhibit 10.16 to our Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.
10	.10+	Split-Dollar Agreement effective September 13, 2002 between MasTec, Inc. and Austin J. Shanfelter, filed as Exhibit 10.18 to our Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference herein.
10	.11+	2003 Employee Stock Incentive Plan as amended and restated as of January 1, 2006, filed as Exhibit 10.5 to our Form 8-K dated March 31, 2006 and incorporated by reference herein.
10	.12+	Amended and Restated 2003 Stock Incentive Plan for Non-Employees as amended and restated as of January 1, 2006, filed as Exhibit 10.4 to our Form 8-K dated March 31, 2006 and incorporated by reference herein
10	.13+	Employment Agreement dated January 3, 2005 between Gregory S. Floerke and MasTec, Inc. filed as Exhibit 10.29 to our Form 8-K, filed with the SEC on January 7, 2005 and incorporated by reference herein.
10	.14+	Split-Dollar Agreement effective July 16, 2004 between MasTec, Inc and Jose Mas, filed as Exhibit 10.30 to our Form 10-K for the year ended December 31, 2004 and filed with the SEC on March 31, 2005 and incorporated by reference herein.
10	.15+	Employment Agreement dated February 1, 2004 between Michael G. Nearing and MasTec, Inc. , filed as Exhibit 10.32 to our Form 10-Q for the quarter ended March 31, 2005 and filed with the SEC on May 10, 2005, and incorporated by reference herein.
10.16		Amended and Restated Loan and Security Agreement dated as of May 10, 2005 between MasTec, Inc., certain of its subsidiaries, Bank of America, N.A., as collateral and administrative agent and General Electric Capital Corporation, as syndication agent, filed as Exhibit 10.1 to our Form 8-K filed with the SEC on May 12, 2005 and incorporated by reference herein.
10	.17+	Amendment to Employment Agreement dated November 3, 2005 between MasTec, Inc. and Austin J. Shanfelter, filed as Exhibit 10.1 to our Form 10-Q for the quarter ended September 30, 2005, and incorporated by reference herein.
10	.18+	Employment Agreement dated November 16, 2005 between MasTec, Inc. and Alberto de Cardenas filed as Exhibit 10.34 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.19+	Second Amendment to Employment Agreement dated December 19, 2005 by and between MasTec, Inc. and Austin J. Shanfelter filed as Exhibit 10.36 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.20+	1997 Annual Incentive Compensation Plan filed as Exhibit 10.37 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.

Exhibit No.		Description of Exhibit
10	.21+	Deferred Fee Plan for Directors dated December 19, 2005, filed as Exhibit 10.38 to our Form 8-K filed with the SEC on December 23, 2005 and incorporated by reference herein.
10.22		Asset Purchase Agreement dated December 30, 2005, by and among MasTec North America AC, LLC, MasTec, Inc., Ronald E. Phillips, Dawn M. Phillips, Digital Satellite Services Employee Stock Ownership Trust and Digital Satellite Services, Inc filed as Exhibit 10.39 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.23+	Deferred Bonus Agreement dated November 1, 2002 between MasTec, Inc. and Jorge Mas filed as Exhibit 10.40 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.24+	First Amendment to Deferred Bonus Agreement dated January 6, 2006 between MasTec Inc. and Jorge Mas filed as Exhibit 10.41 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.25+	Deferred Bonus Agreement dated November 1, 2002 between MasTec, Inc. and Austin Shanfelter filed as Exhibit 10.42 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.26+	First Amendment to Deferred Bonus Agreement dated January 6, 2006 between MasTec, Inc. and Austin Shanfelter filed as Exhibit 10.43 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.27+	First Amendment to Split-Dollar Agreement between MasTec, Inc. and Austin Shanfelter dated September 15, 2003 filed as Exhibit 10.44 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.28+	Second Amendment to Split-Dollar Agreement between MasTec, Inc. and Austin Shanfelter dated January 6, 2006 filed as Exhibit 10.45 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.29+	First Amendment to Split-Dollar Agreement (dated December 2002) between MasTec, Inc. and Jorge Mas dated May 4, 2003 filed as Exhibit 10.46 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.30+	Amendment to Split-Dollar Agreement (dated December 2002) between MasTec, Inc. and Jorge Mas dated September 15, 2003 filed as Exhibit 10.47 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.31+	Third Amendment to Split-Dollar Agreement (dated December 2002) between MasTec, Inc. and Jorge Mas dated January 6, 2006 filed as Exhibit 10.48 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.32+	First Amendment to Split-Dollar Agreement (dated May 2003) between MasTec, Inc. and Jorge Mas dated September 15, 2003 filed as Exhibit 10.49 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.33+	Second Amendment to Split-Dollar Agreement (dated May 2003) between MasTec, Inc. and Jorge Mas dated January 6, 2006 filed as Exhibit 10.50 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.34+	First Amendment to Split-Dollar Agreement between MasTec, Inc. and Jorge Mas dated January 6, 2006 filed as Exhibit 10.51 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.
10	.35+	Amendment to Employment Agreement dated as of March 31, 2006 by and between MasTec, Inc. and C. Robert Campbell filed as Exhibit 10.1 to our Form 8-K filed with the SEC on April 6, 2006 and incorporated by reference herein.
10	.36+	Amendment to Employment Agreement dated as of March 31, 2006 by and between MasTec, Inc. and A. de Cardenas filed as Exhibit 10.2 to our Form 8-K filed with the SEC on April 6, 2006 and incorporated by reference herein. Deferred Bonus Agreement dated as of April 3, 2006, by and between Jose Mas and MasTec, Inc. filed as Exhibit 10.3 to our Form 8-K filed with the SEC on April 6, 2006 and incorporated by reference herein.

Exhibit No.		Description of Exhibit
10	.37+	Separation Agreement and General Release entered into as of April 5, 2006 between MasTec, Inc. and Gregory Floerke, filed as Exhibit 10.6 to our Form 8-K filed with the SEC on April 6, 2006 and incorporated by reference herein.
10	.38+	Form of Restricted Stock Agreement for the MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Employees filed as Exhibit 10.7 to our Form 8-K filed with the SEC on April 6, 2006 and incorporated by reference herein.
10	.39+	Form of Stock Option Agreement for the MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Employees filed as Exhibit 10.8 to our Form 8-K filed with the SEC on April 6, 2006 and incorporated by reference herein.
10	.40+	Form of Restricted Stock Agreement for the MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Non-Employees filed as Exhibit 10.9 to our Form 8-K filed with the SEC on April 6, 2006 and incorporated by reference herein.
10	.41+	Form of Stock Option Agreement for the MasTec, Inc. Amended and Restated 2003 Stock Incentive Plan for Non-Employees filed as Exhibit 10.10 to our Form 8-K filed with the SEC on April 6, 2006 and incorporated by reference herein.
10.42		First Amendment to Amended and Restated Loan and Security Agreement dated May 8, 2006 by and between MasTec, Inc., the subsidiaries of MasTec, Inc. identified therein, the financial institutions party from time to time to the Loan Agreement and Bank of America, N.A., as administrative agent filed as Exhibit 10.52 to our Form 10-Q for the quarter ended March 31, 2006 and filed with the SEC on May 8, 2006, and incorporated by reference herein.
10	.43+	Renewal- Employment Agreement dated as of August 3, 2006, by and between MasTec, Inc. and C. Robert Campbell filed as Exhibit 10.1 to our Form 10-Q for the quarter ended June 30, 2006 and filed with the SEC on August 3, 2006, and incorporated by reference herein
10.44		Second Amendment to the Amended and Restated Loan and Security Agreement dated November 7, 2006 by and between MasTec, Inc., the subsidiaries of MasTec, Inc. identified therein, the financial institutions party from time to time to the Loan Agreement and Bank of America, N.A., as administrative agent filed as Exhibit 10.53 to our Form 10-Q for the quarter ended September 30, 2006 and filed with the SEC on November 9, 2006, and incorporated by reference herein.
10.45		Asset Purchase Agreement dated as of November 9, 2006 between MasTec North America, Inc. and LM-ITS Acquisition LLC filed as Exhibit 10.54 to our Form 10-Q for the quarter ended September 30, 2006 and filed with the SEC on November 9, 2006, and incorporated by reference herein.
10	.46+	Employment Agreement dated as of January 1, 2007, by and between MasTec, Inc. and Robert Apple filed as Exhibit 10.1 to our Form 8-K filed with the SEC on December 8, 2006 and incorporated by reference herein.
10.47		Placement Agreement between MasTec, Inc., certain of MasTec’s subsidiaries, and Morgan Stanley & Co., Incorporated, as placement agent, dated January 24, 2007, filed as Exhibit 4.1 to the Form 8-K file with the SEC on January 25, 2007, and incorporated by reference herein.
10.48		Registration Rights Agreement between MasTec, Inc., certain of MasTec’s subsidiaries, and Morgan Stanley & Co., Incorporated, as placement agent, dated January 24, 2007, filed as Exhibit 4.2 to the Form 8-K filed with the SEC on January 31, 2007, and incorporated by reference herein.
10.49		Amended and Restated Asset Purchase Agreement dated February 14, 2007, by and between MasTec North America and Atlas Traffic Management Systems, LLC, filed as Exhibit 10.1 to the Form 8-K with the SEC on February 20, 2007, and incorporated by reference herein.
10	.50+	Consent and Amendment, dated January 16, 2007, by and among MasTec, Inc., certain of the Company’s subsidiaries, the Lenders and Bank of America, N.A. in its capacity as collateral and administrative agent for the Lenders, filed as Exhibit 10.50 to the Form 10-K filed with the SEC on March 8, 2007, and incorporated by reference herein.
10	.51+	Consent and Amendment, dated February 6, 2007, by and among MasTec, Inc., certain of the Company’s subsidiaries, the Lenders and Bank of America, N.A. in its capacity as collateral and administrative agent for the Lenders, filed as Exhibit 10.51 to the Form 10-K filed with the SEC on March 8, 2007, and incorporated by reference herein.

Exhibit No.		Description of Exhibit
10	.52+	Employment Agreement dated as of April 18, 2007, by and between Mastec, Inc. and Jose R. Mas filed as Exhibit 10.1 to our Form 8-K filed with the SEC on April 20, 2007.
5.1		Legal opinion of Greenberg Traurig, P.A.**
12		Computation of Ratio of Earnings to Fixed Charges*
21		Subsidiaries of the Registrant, filed as Exhibit 21 to our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 8, 2007 and incorporated by reference herein.
23.1		Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)**
23.2		Consent of BDO Seidman, LLP*
24.1		Power of Attorney (contained on the signature pages of this Registration Statement)**
25		Form T-1 Statement of Eligibility for Trustee under Indenture**
99.1		Form of Letter of Transmittal**
99.2		Form of Notice of Guaranteed Delivery**
99.3		Form of Letter to Clients**
99.4		Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees**

*	Exhibits filed with this Form S-4

**	Previously filed.

+	Management contract or compensation plan arrangement.

Item 22.	Undertakings

Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any of the registrants pursuant to the foregoing provisions, or otherwise, each of the undersigned registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the corresponding registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on May 23, 2007.

MASTEC, INC.

By:	/s/ Jose R. Mas
Jose R. Mas
President and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ C. Robert Campbell
C. Robert Campbell
Chief Financial Officer
(Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

Jorge Mas		Chairman of the Board of Directors

/s/ Jose R. Mas Jose R. Mas		President, Chief Executive Officer, and Vice Chairman of the Board of Directors (Principal Executive Officer)	May 23, 2007

/s/ C. Robert Campbell C. Robert Campbell		Chief Financial Officer (Principal Financial and Accounting Officer)	May 23, 2007

* Carlos M. de Cespedes		Director	May 23, 2007

* Ernst N. Csiszar		Director	May 23, 2007

* Robert J. Dwyer		Director	May 23, 2007

Frank E. Jaumot		Director

* Julia L. Johnson		Director	May 23, 2007

Austin J. Shanfelter		Director

* Jose S. Sorzano		Director	May 23, 2007

* John Van Heuvelen		Director	May 23, 2007

*By:	/s/ Jose R. Mas Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on May 23, 2007.
CHURCH & TOWER, INC.
DIRECTSTAR TV, LLC.
MASTEC ASSET MANAGEMENT COMPANY, INC.
MASTEC BRAZIL I, INC.
MASTEC BRAZIL II, INC.
MASTEC FC, INC.
MASTEC LATIN AMERICA, INC.
MASTEC NORTH AMERICA, INC.
MASTEC OF TEXAS, INC.
MASTEC SERVICES COMPANY, INC.
MASTEC SPAIN, INC.
MASTEC TC, INC.
MASTEC VENEZUELA, INC.

By:	/s/ Jose R. Mas
Jose R. Mas
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jose R. Mas Jose R. Mas	President & CEO, Director (Principal Executive Officer)	May 23, 2007

/s/ C. Robert Campbell C. Robert Campbell	Executive Vice President & CFO, Director (Principal Financial and Accounting Officer)	May 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on May 23, 2007.

MASTEC NORTH AMERICA AC, LLC

BY: MASTEC NORTH AMERICA, INC.,
sole member

By:	/s/ Jose R. Mas
Jose R. Mas
President and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

MASTEC NORTH AMERICA, INC	Sole Member	May 23, 2007

/s/ Jose R. Mas Jose R. Mas President and Chief Executive Officer (Principal Executive Officer)

/s/ C. Robert Campbell C. Robert Campbell	Executive Vice President (Principal Financial and Accounting Officer)	May 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on May 23, 2007.

MASTEC CONTRACTING COMPANY, INC.

By:	/s/ Alberto de Cardenas
Alberto de Cardenas
Vice President
(Principal Executive Officer, Principal
Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Bryan Westerman		Director	May 23, 2007

*By:	/s/ Alberto de Cardenas Attorney-in-fact